UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Karuna Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials

☐ Fee computed in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 27, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Karuna Therapeutics, Inc. (the “Company” or “Karuna”). The meeting will be held online on June 20, 2023 at 9:00 a.m., Eastern Time. You may attend the meeting virtually via the internet at www.virtualshareholdermeeting.com/KRTX2023, where you will be able to vote electronically and submit questions. You will need the 16-digit control number, which is located on the Notice of Internet Availability that you received in the mail, on your proxy card or in the instructions accompanying your proxy materials, to attend the Annual Meeting.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

At this Annual Meeting, stockholders will consider and vote on the following matters:

1.
The election of three Class I directors, each to serve for a three-year term expiring at the 2026 annual meeting of stockholders or until his or her successor has been duly elected and qualified;
2.
To approve a non-binding, advisory vote on the compensation paid to our named executive officers;
3.
The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
4.
The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Under Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to shareholders via the internet. Accordingly, you can access the proxy materials and vote at www.proxyvote.com. Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting that you received in the mail. Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote online during the virtual meeting if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on June 20, 2023. Your investment and continuing interest in the Company are appreciated.

Sincerely,

/s/ Bill Meury
Bill Meury
President, Chief Executive Officer, and Director

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m., Eastern Time

Date	Tuesday, June 20, 2023

Place	Online at www.virtualshareholdermeeting.com/KRTX2023

Purpose

To elect Bill Meury, Laurie Olson and David Wheadon, M.D. as Class I members of the board of directors, each to serve until the Company’s 2026 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified (Proposal 1);

To vote, on an advisory basis, to approve the compensation paid to our named executive officers (Proposal 2);

To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 3); and

To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date	The board of directors has fixed the close of business on April 24, 2023 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. In order to be able to attend the meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

Voting by Proxy

If you are a stockholder of record, please vote via the internet or, for shares held in street name, please vote in accordance with the voting instruction form you receive from your broker or nominee as soon as possible so your shares can be voted at the meeting. You may submit your voting instruction form by mail. If you are a stockholder of record, you may also vote by telephone or by submitting a proxy card by mail. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

By order of the Board of Directors,

/s/ Mia Kelley
Mia Kelley Secretary

Boston, Massachusetts

April 27, 2023

Important Notice Regarding the Internet Availability of Proxy Materials for the Company’s 2023 Annual Meeting of Stockholders to Be Held on June 20, 2023: The Notice of 2023 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available at www.karunatx.com by following the link for “Investors & Media.”

KARUNA THERAPEUTICS, INC.

99 High Street, 26th Floor

BOSTON, MASSACHUSETTS 02110

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2023

AT 9:00 AM EDT

GENERAL INFORMATION

When is this proxy statement and the accompanying material scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the internet. Accordingly, on or about April 27, 2023 we will begin mailing to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2022 Annual Report. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. For shares held in street name (held for your account by a broker or other nominee), you will receive a voting instruction form from your broker or nominee. The Annual Report on Form 10-K for the year ended December 31, 2022 is available on our website at www.karunatx.com by following the link for “Investors & Media.”

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials, will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to holders of record and beneficial owners of our common stock starting on or around April 27, 2023. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card, and Annual Report on Form 10-K, on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to stockholders by mail. The Notice of Internet Availability will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail, or electronically by e-mail, on an ongoing basis for future stockholder meetings. Please note that while our proxy materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

Who is soliciting my vote?

The board of directors of Karuna Therapeutics, Inc. is soliciting your vote for the 2023 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The board of directors has fixed the record date for the Annual Meeting as of the close of business on April 24, 2023.

How many votes can be cast by all stockholders?

A total of 37,443,954 shares of common stock of the Company were outstanding on April 24, 2023 and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•
By Internet. Access the website of the Company’s tabulator, Broadridge, at: www.proxyvote.com, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. If you vote on the internet, you may also request electronic delivery of future proxy materials.
•
By Telephone. Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada, and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.
•
By Mail. Complete and mail a proxy card in the enclosed postage prepaid envelope to Broadridge. Your proxy will be voted in accordance with your instructions. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors. If you are mailed or otherwise receive or obtain a proxy card or voting instruction form, and you choose to vote by telephone or by internet, you do not have to return your proxy card or voting instruction form.
•
By Internet at the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/KRTX2023.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•
By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.
•
By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares by mail.

How do I attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/KRTX2023. The webcast will start at 9:00 a.m. Eastern Time on June 20, 2023. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice of Internet Availability, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

What are the Board of Director’s recommendations on how to vote my shares?

The board of directors recommends a vote:

Proposal 1: FOR election of the three Class I director nominees (page 7);

Proposal 2: FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers (page 47); and

Proposal 3: FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm (page 48).

Who pays the cost for soliciting proxies?

The Company will pay the cost for the solicitation of proxies by the board of directors. The solicitation of proxies will be made primarily by mail and through internet access to materials. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of the Company without any remuneration to such individuals other than their regular compensation. The Company will also reimburse brokers, banks, custodians, other nominees, and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning your proxy or by ballot at the Annual Meeting. If your shares are held in street name, and you do not timely return a proxy to your bank, broker or other nominee to vote your shares, your bank, broker or other nominee may, on routine matters, either vote your shares or leave your shares unvoted. Your bank, broker or other nominee cannot vote your shares on any non-routine matter.

The election of directors (Proposal 1) and advisory vote on the compensation paid to our named executive officers (Proposal 2) are each non-routine matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a routine matter. Accordingly, if you do not give your bank, brokerage firm or other nominee voting instructions on Proposals 1 or 2 they may not vote your shares with respect to such matter and your shares will be counted as “broker non-votes” with respect to such proposal. A “broker non-vote” occurs when shares held by a bank, brokerage firm or other nominee are not voted with respect to a particular proposal because the bank, brokerage firm or other nominee does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your bank, broker or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, or by transmitting a subsequent vote over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility. You may also attend the virtual meeting and vote during the meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, by virtual attendance or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting virtually will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item and how are votes counted?

Votes cast by proxy or online at the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting. The tabulators will count all votes FOR and AGAINST, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not have the effect of votes in opposition to such proposals. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

A. Proposal 1 - Election of three Class I director nominees

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1.

You may:

•
vote FOR all nominees;
•
vote FOR one or more nominees and WITHHOLD your vote from the other nominees; or
•
WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

B. Proposal 2 - Advisory Vote on the Compensation Paid to Named Executive Officers

To approve Proposal 2, holders of a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 2. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and abstentions will have no effect on the voting on Proposal 2. Proposal 2 is non-binding. Because this vote is advisory and not binding on us or our board in any way, our board may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

C. Proposal 3 - Ratification of selection of KPMG LLP as our independent registered public accounting firm

To approve Proposal 3, the votes cast FOR must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 3. Proposal 3 is a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your shares on Proposal 3.

Although stockholder approval of our audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our audit committee will reconsider its appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2023.

If there are insufficient votes to approve Proposals 1, 2 or 3, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 8:45 a.m. Eastern Time on June 20, 2023 and will remain available until the Annual Meeting has ended.

Can I ask pertinent questions during the Annual Meeting?

You may submit questions during the meeting by logging into the meeting website at www.virtualshareholdermeeting.com/KRTX2023 using your 16-digit control number and typing your question into the “Ask a

Question” file and clicking “Submit”. Only questions pertinent to the business to be conducted at the Annual Meeting will be answered during the meeting, subject to time limitations.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Mia Kelley, Vice President, Legal Affairs, and Secretary of the Company, at (857) 449-2244. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Bill Meury, Laurie Olson and David Wheadon, M.D. are the directors whose terms expire at this Annual Meeting, and each of Mr. Meury, Ms. Olson and Dr. Wheadon has been nominated for and has agreed to stand for re-election to the board of directors to serve as a Class I director of the Company until the 2026 Annual Meeting and until his or her successor is duly elected and qualified.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the board of directors will be voted for the election of the director nominees listed below. We have no reason to believe that the director nominees will be unavailable for election at the Annual Meeting. In the event that any of the director nominees are unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors to be elected at the Annual Meeting. Pursuant to our by-laws, the board of directors has fixed the number of directors at nine. Vacancies on the board of directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by the stockholders. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

Information relating to the director nominees and each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown below.

Voting Requirement to Approve Proposal

For Proposal 1, the three nominees receiving the plurality of votes properly cast will be elected as directors.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR”

THESE DIRECTOR NOMINEES FOR CLASS I DIRECTORS:

BILL MEURY

LAURIE OLSON

DAVID WHEADON, M.D.

(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following table sets forth information concerning our directors as of April 27, 2023. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS I DIRECTORS – TERM EXPIRING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE

Bill Meury has served as our President and Chief Executive Officer, and as member of our board of directors, since January 2023. Mr. Meury is currently Crown Chairman and Senior Operating Advisor at Hildred Capital Management, a private equity firm focusing on the healthcare industry, where he was a partner from May 2020 to December 2022. He previously served as Executive Vice President and Chief Commercial Officer of Allergan from May 2016 until Allergan’s acquisition by AbbVie in May 2020. Prior to this role, he served as Allergan’s President, Branded Pharma from March 2015 to May 2016, and Executive Vice President, Commercial, North American Brands from July 2014 to March 2015. Mr. Meury served as Executive Vice President, Sales and Marketing at Forest Laboratories prior to its acquisition by Allergan (then known as Actavis). He joined Forest in 1993 and held multiple roles of increasing responsibility in Marketing, New Products, Business Development, and Sales. Before joining Forest, Mr. Meury worked in public accounting for Reznick Fedder & Silverman and in financial reporting for MCI Communications. Mr. Meury serves on the board of directors of Syndax Pharmaceuticals, Inc. (Nasdaq: SNDX) and The Jed Foundation. He received a B.S. in Economics from the University of Maryland. Our board of directors believes that Mr. Meury is qualified to serve on our board of directors due to his extensive experience in the pharmaceutical industry as well as his expertise launching and commercializing medicines for psychiatric and neurological conditions.

	55	January 2023

Laurie Olson has served as a member of our board of directors since August 2020. Ms. Olson worked at Pfizer Inc. from 1987 until 2018, serving in various roles of increasing authority during her tenure there, including Executive Vice President–Strategy and Commercial Operations from 2012 to 2018, Senior Vice President–Portfolio Management and Analysis from 2008 to 2012, Vice President–Commercial Development from 2006 to 2008 and Vice President–Worldwide Marketing from 2002 to 2006. Ms. Olson currently serves on the board of directors of Quanterix Corporation (Nasdaq: QTRX) and as a member of the Board of Trustees of the Mystic Seaport Museum in Mystic, Connecticut. Ms. Olson received a B.A. in Economics from State University of New York at Stony Brook and a Master of Business Administration in Marketing from Hofstra University. Our board of directors believes that Ms. Olson is qualified to serve on our board of directors due to her extensive experience as an executive in the pharmaceutical industry.

	60	August 2020

David Wheadon, M.D. has served as a member of our board of directors since December 2020. Dr. Wheadon served as Senior Vice President, Global Regulatory Affairs, Patient Safety and Quality Assurance for AstraZeneca Pharmaceuticals from 2014 to 2019 and as Executive Vice President, Research and Advocacy at Juvenile Diabetes Research Foundation (JDRF) from 2013 to 2014. From 2009 to 2013, Dr. Wheadon served as Senior Vice President, Scientific and Regulatory Affairs and as a member of the Management Committee of the Pharmaceutical Research and Manufacturers of America (PhRMA). Prior to his joining PhRMA, Dr. Wheadon held senior regulatory and clinical development leader roles at Abbott Laboratories and GlaxoSmithKline plc. Dr. Wheadon began his career as a clinical research physician in neuroscience at Eli Lilly and Company, or Eli Lilly. Dr. Wheadon currently serves on the board of directors of PSKW, LLC (d/b/a ConnectiveRx), Vaxart, Inc. (Nasdaq: VXRT) and Sotera Health Company (Nasdaq: SHC), and formerly served on the board of directors of Assertio Holdings, Inc. (formerly Assertio Therapeutics, Inc.). Dr. Wheadon holds an A.B. from Harvard College and an M.D. from Johns Hopkins University School of Medicine. He completed his postgraduate training in Psychiatry at the Tufts, New England Medical Center. Our board of directors believes Dr. Wheadon is qualified to serve as a member of the Board due to his extensive experience as an executive in the pharmaceutical industry and expertise in regulatory affairs, government policy and clinical strategy.

	65	December 2020

CLASS II DIRECTORS – TERM EXPIRING AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE

Christopher J. Coughlin has served as a member of our board of directors since April 2020 and as our chairman since January 2023. Previously, Mr. Coughlin served as our lead independent director from March 2022 to January 2023. Mr. Coughlin served as Senior Advisor to the Chief Executive Officer and Board of Directors of Tyco until September 2012. Prior to that, he was Executive Vice President and Chief Financial Officer of Tyco International from 2005 to 2010. During his tenure, he played a central role in the separation of Tyco into five independent, public companies. Prior to joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 2003 to December 2004 and as Chief Financial Officer from August 2003 to June 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. Prior to that, he was Executive Vice President of Nabisco Holdings and President of Nabisco International. From 1981 to 1996 he held various positions, including Chief Financial Officer, at Sterling Winthrop. Mr. Coughlin currently serves on the board of directors of Prestige Consumer Healthcare Inc. (NYSE: PBH) and Centene Corporation (NYSE: CNC). Mr. Coughlin also previously served on the board of directors of Allergan plc, Alexion Pharmaceuticals, Dun & Bradstreet Corp. and Hologic Inc. Mr. Coughlin received a B.S. in accounting from Boston College. Our board of directors believes that Mr. Coughlin is qualified to serve on our board of directors due to his extensive experience in complex financial and accounting matters, including public accounting and reporting, and his broad experience as a public company director.

	70	April 2020

James Healy, M.D., Ph.D. has served on our board of directors since June 2019. Dr. Healy has been a General Partner of Sofinnova Investments (formerly Sofinnova Ventures), a biotech investment firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Bolt Biotherapeutics, Inc. (Nasdaq: BOLT), Natera, Inc. (Nasdaq: NTRA), Y- mAbs Therapeutics, Inc. (Nasdaq: YMAB) and two private companies. Previously, he served as a board member of Ascendis Pharma A/S, Amarin Corporation, Auris Medical Holding AG, CinCor Pharma Inc., Coherus BioSciences, Inc., Edge Therapeutics, Inc., Hyperion Therapeutics, Inc., InterMune, Inc., Iterum Therapeutics plc, Anthera Pharmaceuticals, Inc., Durata Therapeutics, Inc., CoTherix, Inc., Movetis NV, NuCana plc, ObsEva SA and several private companies. In 2011, Dr. Healy won the IBF Risk Innovator Award and was named as one of the industry’s top leading Life Science investors in 2013 by Forbes Magazine. Dr. Healy holds an M.D. and a Ph.D. in Immunology from Stanford University School of Medicine and holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies from the University of California, Berkeley. He was previously a Director on the Board of the National Venture Capital Association (NVCA) and the Board of the Biotechnology Industry Organization (BIO). Our board of directors believes that Dr. Healy is qualified to serve as a director due to his significant medical background, extensive experience investing and working in the life science industry and his extensive service on the boards of directors of other life sciences companies.

	58	June 2019

Jeffrey Jonas, M.D. has served as a member of our board of directors since October 2018. Dr. Jonas has been the Chief Executive Officer of ABio-X since November 2022. From December 2020 to November 2022, he was the Chief Innovation Officer of Sage Therapeutics, Inc., or Sage, and from August 2013 to December 2020 he served as Sage's Chief Executive Officer and President. From November 2012 to August 2013, Dr. Jonas served as the President of the Regenerative Medicine Division of Shire plc, or Shire, and from July 2008 to November 2012 as Senior Vice President of Research and Development, Pharmaceuticals at Shire. From February 2007 to July 2008, Dr. Jonas served as the Executive Vice President of Ionis Pharmaceuticals, Inc., formerly known as ISIS Pharmaceuticals, Inc., from January 2002 to January 2007 as Chief Medical Officer and Executive Vice President of Forest Laboratories, Inc., and from 1991 to 1996 in senior-level positions at Upjohn Laboratories. Dr. Jonas also founded AVAX Technologies, Inc. and SCEPTOR Industries, Inc., where he served as the Chief Executive Officer, President and a Director. Dr. Jonas is currently on the board of directors of Generation Bio Co. (Nasdaq: GBIO), Sage (Nasdaq: SAGE), and Noema Pharma. Dr. Jonas received his B.A. from Amherst College and M.D. from Harvard Medical School. He completed a residency in psychiatry at Harvard Medical School, and he served as Chief Resident in psychopharmacology at McLean Hospital, Harvard Medical School. Our board of directors believes that Dr. Jonas is qualified to serve on our board of directors due to his more than 30 years of experience on both the scientific and business sides of the pharmaceutical and healthcare industries, particularly in the Central Nervous System field.

	70	October 2018

CLASS III DIRECTORS – TERM EXPIRING AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE

Steven Paul, M.D. has served as our Chief Scientific Officer and President of Research and Development since January 2023 and as a member of our board of directors since March 2018. He most recently served as our President, Chief Executive Officer and Chairman from August 2018 to January 2023. Previously, Dr. Paul was the President and Chief Executive Officer of Voyager Therapeutics, Inc. from September 2014 to August 2018. Dr. Paul also serves as a venture partner at Third Rock Ventures, LLC, a life sciences venture capital firm. Together with Third Rock, Dr. Paul co-founded Sage Therapeutics, Inc. and Voyager Therapeutics, Inc. From August 2010 to September 2014, Dr. Paul was a professor of neuroscience, psychiatry and pharmacology at Weill Cornell Medical College. Prior to that, from 1993 to 2010, Dr. Paul held several key positions at Eli Lilly, including Executive Vice President for Science and Technology, President of the Lilly Research Laboratories, Vice President of Neuroscience (CNS) Research, and Group Vice President of Discovery Research. Prior to Eli Lilly, from 1988 to 1993, Dr. Paul served as the Scientific Director of the National Institute of Mental Health, or NIMH. From 1982 to 1988 Dr. Paul served as a laboratory branch chief and tenured investigator at NIMH. Dr. Paul also served as Medical Director in the Commissioned Corps of the United States Public Health Service. Dr. Paul is an elected fellow of the American Association for the Advancement of Science and a member of the National Academy of Medicine. Dr. Paul is currently on the board of directors of Sage Therapeutics, Inc. (Nasdaq: SAGE) and serves as chairman of the board of Rapport Therapeutics, Inc. Dr. Paul is also on the board of the Foundation for the National Institutes of Health, or NIH. Dr. Paul previously served on the board of Alnylam Pharmaceuticals, Inc., Voyager Therapeutics, Inc. and Sigma Aldrich Corporation. Dr. Paul was appointed by the Secretary of the Department of Health and Human Services as a member of the advisory committee to the Director of the NIH from 2001 to 2006. Dr. Paul was also a member of the National Advisory Mental Health Council (2008-2012) and is board certified by the American Board of Psychiatry and Neurology. Dr. Paul received his B.A. in Biology and Psychology from Tulane University, and his M.S. and M.D. degrees from the Tulane University School of Medicine. Our board of directors believes that Dr. Paul is qualified to serve on our board of directors due to his extensive career in neuroscience and his leadership and managerial experiences at various pharmaceutical and biotechnology companies and healthcare organizations.

	72	August 2018

Atul Pande, M.D. has served on our board of directors since June 2019. Dr. Pande served as Chief Medical Advisor of PureTech Health plc from 2018 to 2020, and previously served as its Chief Medical Officer from February 2017 to 2018 and as a Senior Advisor from July 2016 through February 2017. Dr. Pande has also served as President and Chief Executive Officer of Verity BioConsulting LLC, a drug development consulting firm, since 2014. He previously served as Chief Medical Officer of Tal Medical, Inc., a clinical-stage medical device company, from December 2014 to December 2017. From 2007 to April 2014, Dr. Pande was Senior Vice President and Senior Advisor, Pharmaceutical R&D at GlaxoSmithKline plc, a pharmaceutical company. He has also held senior roles at Pfizer Inc., Parke-Davis/Warner-Lambert, a subsidiary of Pfizer Inc., and Lilly Research Laboratories, a division of Eli Lilly, all of which are pharmaceutical companies. Dr. Pande is also a non-executive board member of Autifony Therapeutics Limited, a biotechnology company, Immunovant Sciences Ltd. (Nasdaq: IMVT), Sio Gene Therapies (Nasdaq: SIOX) (formerly Axovant Sciences Ltd.), and Perception Neurosciences. He serves on the Scientific Advisory Board of MMS Holdings, a private CRO, and previously served as an advisor to Centrexion Corporation. Dr. Pande received his MBBS (Bachelor of Medicine, Bachelor of Surgery) and his M.D. from the University of Lucknow, India. He completed his research fellowship training in psychiatry at the University of Michigan Medical School and his postgraduate specialty training and psychiatry residency program at Western University. Our board of directors believes that Dr. Pande is qualified to serve on our board of directors due to his significant medical background and extensive experience in the life science industry.

	68	June 2019

Denice Torres has served on our board of directors since December 2020. Ms. Torres is the founder and Chief Executive Officer of The Ignited Company, which she founded in November 2017. Ms. Torres is also the founder of The Mentoring Place, which she founded in 2017. From December 2004 to December 2017, Ms. Torres served in roles of increasing authority at Johnson & Johnson, ultimately serving as chief strategy and business transactions officer, medical device. Prior to that, from 1990 to 2004, Ms. Torres held various senior commercial leadership roles at Eli Lilly, including executive director of global neuroscience and director of U.S. women’s health. Ms. Torres currently serves on the board of directors of 2seventy bio, Inc. (Nasdaq: TSVT), Glaukos Corp. (Nasdaq: GKOS), Surface Oncology, Inc. (Nasdaq: SURF) and National Resilience Inc. Ms. Torres previously served on the

	63	December 2020

board of bluebird bio, Inc. Ms. Torres holds an M.B.A. from the University of Michigan, a J.D. from Indiana University School of Law, and a B.S. in Psychology from Ball State. Our board of directors believes Ms. Torres is qualified to serve on our board of directors due to her extensive experience as an executive in the pharmaceutical industry.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, as of April 27, 2023:

Name	Age	Position(s)
Executive Officers:
Bill Meury (1)	55	President and Chief Executive Officer
Andrew Miller, Ph.D.	41	Chief Operating Officer
Troy Ignelzi	55	Chief Financial Officer
Steven Paul, M.D. (2)	72	Chief Scientific Officer and President of Research and Development
Stephen Brannan, M.D.	66	Chief Medical Officer
William Kane	61	Chief Commercial Officer

(1) Mr. Meury is also a director of the Company and his biographical information appears on page 8.

(2) Dr. Paul is also a director of the Company and his biographical information appears on page 10.

Andrew Miller, Ph.D. has served as our Chief Operating Officer since August 2018 and served as a member of our board of directors from April 2012 to March 2019. Dr. Miller was our founder and prior to serving as our Chief Operating Officer, he was our President and Chief Executive Officer from July 2016 to August 2018. From August 2008 to July 2016, Dr. Miller held several positions at PureTech Health plc, last serving as a Vice President, Venture Partner, and in such capacity served as Chief Operating Officer of Tal Medical and acting Chief Operating Officer of Entrega, Inc. He is currently a member of the board of directors of Entrega, Inc. Dr. Miller received a B.S. in Chemical Engineering from the University of Illinois with highest honors and completed his Ph.D. in Chemical Engineering at the Massachusetts Institute of Technology.

Troy Ignelzi has served as our Chief Financial Officer since March 2019. Prior to that, Mr. Ignelzi was the Chief Financial Officer of scPharmaceuticals Inc. from March 2016 to February 2019, and provided consulting services to scPharmaceuticals Inc. in February and March 2016. Mr. Ignelzi previously served as Chief Financial Officer and as a member of the executive leadership teams at Juventas Therapeutics Inc., a privately held biotechnology company, from October 2014 to February 2016. From October 2013 to October 2014, Mr. Ignelzi served as Senior Vice President—Operations and Business Development of Pharmalex GmbH. Prior to Pharmalex, Mr. Ignelzi was Vice President—Business Development at Esperion Therapeutics, Inc., a public pharmaceutical company, from January 2009 to September 2013. Mr. Ignelzi served as Vice President, Business Development & Strategic Planning at Insys Therapeutics, Inc., a specialty pharmaceutical company, from February 2007 to February 2009. Previously, Mr. Ignelzi had served as a specialty senior sales representative at Eli Lilly from February 2002 to August 2005. Mr. Ignelzi currently serves as a member of the board of directors of Vedanta Biosciences, Inc. and previously served as a member of the board of directors of CinCor Pharma, Inc. Mr. Ignelzi holds a B.S. in Accounting from Ferris State University.

Stephen Brannan, M.D. has served as our Chief Medical Officer since March 2017. From July 2016 to February 2017, Dr. Brannan was an independent consultant. Prior to that, he served as the Vice President Clinical Research and Medical Affairs at Forum Pharmaceuticals Inc. from August 2015 to June 2016. From May 2011 to August 2015, Dr. Brannan served as the Therapeutic Head of Neuroscience at Takeda Pharmaceutical Company. Dr. Brannan has been active in the development of multiple important central nervous system treatments, including Cymbalta, Exelon Patch, Trintellix, and VNS for Treatment Resistant Depression, while holding various roles at Forum, Takeda, Novartis, Cyberonics and Eli Lilly. Prior to joining the pharmaceutical industry, Dr. Brannan worked on the faculty at the University of Texas Health Science Center at San Antonio, or UTHSCSA. Dr. Brannan trained in psychiatry at UTHSCSA, received his A.B. from Harvard College and holds a M.D. degree from the University of Texas Health Science Center at Dallas (Southwestern Medical School).

William Kane has served as our Chief Commercial Officer since February 2023. From November 2021 to December 2022, Mr. Kane was an independent consultant. From June 2020 to October 2021, Mr. Kane was Executive Vice President and Chief Commercial Officer of BioXcel Therapeutics, Inc. Prior to that, he served in multiple leadership roles at Allergan plc, most recently as Senior Vice President, U.S. General Medicine, from January 2017 to May 2020, and prior to that, as Vice President, Internal Medicine Brands, from July 2014 to December 2016 and Vice President, CNS Marketing, from October 2013 to June 2014. Mr. Kane has also held senior level commercial positions at leading biopharma companies, including Pfizer and Sepracor (now Sunovion Pharmaceuticals). Mr. Kane holds a B.A. in Government from Connecticut College and an M.B.A. from the Wharton School at the University of Pennsylvania.

CORPORATE GOVERNANCE

Board Composition

We currently have nine directors and the terms of office of the directors are divided into three classes:

•
Class I, whose term will expire at the Annual Meeting of Stockholders to be held in 2023;
•
Class II, whose term will expire at the Annual Meeting of Stockholders to be held in 2024; and
•
Class III, whose term will expire at the Annual Meeting of Stockholders to be held in 2025.

Class I consists of Bill Meury, Laurie Olson and David Wheadon, M.D., Class II consists of Christopher Coughlin, James Healy, M.D., Ph.D. and Jeffrey Jonas, M.D., and Class III consists of Atul Pande, M.D., Steven Paul, M.D. and Denice Torres. At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire shall serve from the time of election and qualification until the third Annual Meeting following election and until their successors are duly elected and qualified. A resolution of the board of directors may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

Board Independence

Our board of directors has determined that each of our directors, except for Bill Meury, who serves as our President and Chief Executive Officer, Steven Paul, M.D., who serves as our Chief Scientific Officer and President of Research and Development, and Jeffrey Jonas, M.D., who formerly served as the Chief Innovation Officer of Sage Therapeutics, Inc., or Sage, where Dr. Paul formerly served as a member of the compensation committee, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq Stock Market, or Nasdaq, rules and the SEC.

At least annually, our board of directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our board of directors will make an annual determination of whether each director is independent within the meaning of Nasdaq and SEC independence standards.

Board Meetings and Attendance

Our board of directors held nine meetings during the fiscal year ended December 31, 2022. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which he or she served during the fiscal year ended December 31, 2022 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). The Company encourages its directors to attend the Annual Meeting of Stockholders. Each of our directors then in office attended our 2022 annual meeting of stockholders.

Board Committees

Our board of directors has established three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee, each of which is comprised solely of independent directors, and is described more fully below. Each of the audit committee, compensation committee and nominating and corporate governance committee operates pursuant to a written charter and, on an annual basis, each committee reviews and assesses the adequacy of its charter and submits any proposed changes to its charter to the board of directors for approval. The charters for the audit committee, compensation committee and nominating and corporate governance committee are all available on our website at www.karunatx.com under “Investors & Media” at “Corporate Governance” and “Charters and Governance.”

Audit Committee

Our audit committee is currently composed of Christopher Coughlin, James Healy, M.D., Ph.D. and Laurie Olson, with Mr. Coughlin serving as chair of the committee. Our board of directors has determined that each member of the audit committee meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable listing standards of Nasdaq. Our board of directors has determined that each of Mr. Coughlin and Dr. Healy is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of Nasdaq. During the fiscal year ended December 31, 2022, the audit committee met four times. The report of the audit committee is included in this Proxy Statement under “Report of the Audit Committee.” The audit committee’s responsibilities include:

•
appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•
pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•
reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•
coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•
establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements should be included in our Annual Report on Form 10-K;
•
monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•
preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•
reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•
reviewing quarterly earnings releases.

Compensation Committee

Our compensation committee is currently composed of Atul Pande, M.D., Christopher Coughlin and Denice Torres, with Dr. Pande serving as chair of the committee. Our board of directors has determined that each current member of the compensation committee is “independent” as defined under the applicable listing standards of Nasdaq. During the fiscal year ended December 31, 2022, the compensation committee met five times. The compensation committee’s responsibilities include:

•
annually reviewing and recommending for approval by the board the corporate goals and objectives relevant to the compensation of our chief executive officer;
•
evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending the compensation of our chief executive officer for approval by the board;
•
reviewing and approving the compensation of our other executive officers;
•
reviewing and establishing our overall management compensation structure, philosophy and policy;
•
overseeing and administering our compensation and similar plans;
•
reviewing and making recommendations to our board of directors about our policies and procedures for the grant of equity-based awards;
•
evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
•
retaining or obtaining the advice of compensation consultants, legal counsel and other advisors;
•
appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other adviser it retains;
•
evaluating and making recommendations to the board of directors about director compensation; and

•
preparing the compensation committee report required by SEC rules to be included in this proxy statement.

Historically, our compensation committee has made most of the adjustments to annual cash compensation for the executive team, determined executive bonus and equity awards, and established new performance objectives at the chief executive officer and Company levels. Additionally, our compensation committee considers matters related to the overall effectiveness of the Company’s compensation strategy, and potential modifications to that strategy in relation to market trends, plans or approaches to compensation. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the chief executive officer, our compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by the chief executive officer. In the case of the chief executive officer, the compensation committee is responsible for recommending his compensation for approval by the board.

For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and analyses of executive and director compensation paid at a peer group of other companies approved by our compensation committee. The compensation committee also retains Aon’s Human Capital Solutions practice, a division of Aon plc (formerly known as Radford), or Aon, as its external compensation consultant and considers Aon’s input on certain compensation matters as it deems appropriate. No other fees were paid to Aon except fees related to determining or recommending compensation.

The compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the committee deems it appropriate. Additionally, the compensation committee may delegate its authority to grant certain equity awards to one or more officers of the Company, including our chief executive officer, and in 2022 it delegated such authority to our then-chief executive officer, Steven Paul, M.D.

Compensation Committee Interlocks and Insider Participation

For the 2022 fiscal year, Atul Pande, M.D., Christopher Coughlin and Denice Torres served as members of our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company. During the 2022 fiscal year, no executive officer of our company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of Laurie Olson, Atul Pande, M.D. and David Wheadon, M.D., with Ms. Olson serving as chair of the committee. Our board of directors has determined that each current member of our nominating and corporate governance committee is “independent” as defined under the applicable listing standards of Nasdaq. During the fiscal year ended December 31, 2022, the nominating and corporate governance committee met four times. The nominating and corporate governance committee’s responsibilities include:

•
developing and recommending to the board of directors criteria for board and committee membership;
•
establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•
reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•
identifying individuals qualified to become members of the board of directors;
•
recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•
developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines;

•
overseeing and making recommendations to the Board regarding the Company’s environmental, social and governance, or ESG, initiatives; and
•
overseeing the evaluation of our board of directors and management.

Our board of directors may from time to time establish other committees.

Identifying and Evaluating Director Nominees

Our board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, our nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, our nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

Director Qualifications and Diversity

Our nominating and corporate governance committee’s priority in selecting board members is the identification of persons who will further the interests of our company through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy. They will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board’s selection as director nominees for the Board and as candidates for appointment to the Board’s committees: a nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; a nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition; a nominee shall be well regarded in the community and shall have a long-term reputation for high ethical and moral standards; a nominee shall have sufficient time and availability to devote to our affairs, particularly in light of the number of boards of directors on which such nominee may serve; and, to the extent a nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

Our board of directors also believes that diversity of viewpoints, background, experience and other characteristics, such as gender, race, ethnicity, culture, nationality and sexual orientation, are an important part of its makeup. When evaluating candidates for nomination as new directors, our board of directors will:

(1) Consider candidates with diverse backgrounds in terms of knowledge, experience, skills and other characteristics in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives; and

(2) Include in the pool from which new director nominees are chosen candidates with a diversity of gender, race, ethnicity, culture, nationality or sexual orientation (and any third-party engaged to identify candidates for such pool will be asked to do the same).

The nominating and corporate governance committee will consider candidates recommended by stockholders. The policy adopted by the nominating and corporate governance committee provides that candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

Board Diversity Matrix (As of April 27, 2023)
Board Size:
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	2	7	—	—
Number of Directors who identify in Any of the Categories Below:
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	3
Did not Disclose Demographic Background	—
Persons with Disabilities	—

Non-Management Director Meetings

In addition to the meetings of the committees of the board of directors described above, in connection with the board of directors’ meetings, the non-management directors met five times in executive session during the fiscal year ended December 31, 2022.

Communication with the Directors of Karuna Therapeutics

Any interested party with concerns about our company may report such concerns to the board of directors or the chairman of our board of directors or nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Karuna Therapeutics, Inc.

99 High Street, 26th Floor

Boston, Massachusetts 02110

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, supplier, or other interested party.

A copy of any such written communication may also be forwarded to the Company’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with the Company’s legal counsel, with independent advisors, with non-management directors, or with the Company’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Leadership Structure and Risk Oversight

Effective as of January 2023, our board of directors elected Mr. Meury to serve as our president and chief executive officer and as a member of our board of directors, and Mr. Coughlin, previously our lead independent director, to serve as chairman of the board. As such, the leadership structure of our board of directors currently separates the positions of chief executive officer and chair of the board of directors, although we do not have a corporate policy requiring that structure. Separating these positions allows our chief executive officer, who is also a member of our board of directors, to focus on our day-to-day business operations and strategic direction, while allowing our board chair, who is an independent member of the board of directors, to focus on matters related to corporate governance, including management oversight and strategic guidance. While the board of directors believes that this is the most appropriate structure at this time, the nominating and corporate governance committee evaluates the board leadership structure from time to time, and may recommend alterations to this structure in the future.

Prior to January 2023, our board of directors was chaired by our former president and chief executive officer, Dr. Paul, who now serves as our chief scientific officer, president of research and development, and as a member of our board of directors. Our corporate governance guidelines provide that, if the chairman of the board of directors is a member of management or does not otherwise qualify as independent, the independent directors of the board may elect a lead independent director but are not required to do so. From March 2022 to January 2023, Mr. Coughlin served as our lead independent director in order to provide an effective independent voice in our leadership structure, encourage objective oversight of management’s performance and enhance the effectiveness of the board of directors as a whole. As lead independent director, Mr. Coughlin presided over executive sessions of the board and other meetings of our independent directors, served as a liaison between our chairman of the board and the independent directors, advised on board meeting agenda items and facilitated the board’s input on such agenda items, and performed such additional duties as our board of directors otherwise determined and delegated.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent filings with the SEC. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Environmental, Social, and Governance Efforts

Our board of directors and management believe that ESG matters are central to the success of the Company and have made the furtherance of ESG initiatives a priority. In 2022, we formalized nominating and corporate governance committee oversight of ESG initiatives. In this role, our nominating and corporate governance committee is actively involved in ESG initiatives across the Company and makes recommendations to our board of directors regarding the Company’s ESG initiatives. Our board of directors oversees ESG issues more broadly to ensure that ESG risks and opportunities are being appropriately addressed by management. In order to appropriately incentivize our executive officers to prioritize ESG matters, we included an ESG metric tied to employee satisfaction, diversity and inclusion in our 2022 and 2023 corporate goals.

Our ESG program is centered around patients, our employees, and our communities.

Patients

At Karuna, our goal is to discover and develop medicines with the potential to make a difference for people living with psychiatric and neurological conditions. As such, we invest in innovation on behalf of such patients, including those living with schizophrenia and psychosis in Alzheimer's disease, or AD. In furtherance of this goal, in 2022 and 2021 we incurred research and development expenses of $224.2 million and $128.2 million, respectively. We also engage with and support patients through our work with patient advocacy organizations, key opinion leaders, and other patient stakeholders to improve the understanding of, and reduce stigma surrounding, mental illnesses such as schizophrenia and AD-related psychosis. In 2022, we hired our first employee dedicated exclusively to advancing these patient advocacy activities, and we look forward to expanding upon these efforts in the future.

Our Employees

We believe that our employees are critical to the success of our mission, and that our future success will depend in large part on our continued ability to attract, hire and retain qualified personnel. We continuously strive to ensure that employee morale remains strong, and conduct employee engagement satisfaction surveys and monitor employee turnover rates as part of this process.

Compensation and Benefits

We offer robust compensation packages, including competitive base pay, incentive compensation and equity programs, and provide a broad range of benefits, including a 401(k) plan, healthcare and insurance benefits, a health savings account, paid time off, paid family and medical leave, and various health and wellness programs. Through our equity incentive plan, we aim to attract, retain and reward personnel through the granting of equity-based compensation awards in order to increase shareholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Growth and Wellness

We are committed to the professional development of our employees, who can take advantage of various learning opportunities and training programs. As part of our development program, we provide our employees with reimbursement for certain external training programs that are related to their current work or career development. In addition, aligned with our mission and to support our employees’ mental health, we offer employees online resources to assist with professional and financial coaching, wellness courses, and therapy services. Employee-led committees focused on learning and development as well as recognition and wellness play a critical role in improving our offerings in these areas.

Diversity, Equity and Inclusion

We are committed to cultivating and preserving a culture of diversity, equity and inclusion, and aim to foster an inclusive environment through respect, collaboration, and open communication. At the board level, in 2022 we implemented the “Rooney Rule” with respect to new director positions, requiring the board to include in the pool from which new director nominees are chosen candidates with a diversity of gender, race, ethnicity, culture, nationality or sexual orientation. We also embrace and encourage the differences among our employees that make them unique, and believe that these differences, as well as corresponding diversity of opinions and thought, contribute to our success as a company. Our efforts are driven by an employee-led diversity, equity and inclusion committee with support and guidance from the executive team.

Our Communities

We take our responsibility as a member of our local community seriously. Our employee-led community, outreach and giving committee helps to guide our strategy and approach for community engagement and partnerships with various non-profit organizations. For example, we sponsor certain non-profit organizations whose missions align closely with our own, such as This Is My Brave, which aims to reduce stigma in serious mental illness, and Clubhouse International, which provides support for those living with mental illness. We are also involved with other non-profit organizations, such Life Science Cares and Catie's Closet, that seek to improve the lives of disadvantaged individuals in the Boston area and surrounding communities.

We are committed to continued improvement with respect to ESG matters across the organization, and will continue to assess and implement changes as we examine our policies and practices and identify areas for improvement.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A current copy of our Code of Business Conduct and Ethics is posted on our website at www.karunatx.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation committee is responsible for reviewing and approving, or recommending for approval by the board of directors, the compensation of our named executive officers, including base salary, cash and equity incentive compensation levels, severance arrangements, change in control benefits and other forms of executive compensation. The compensation committee is also responsible for evaluating our company’s performance against its goals and making related recommendations to our board of directors, assessing the performance of our named executive officers, and ensuring our compensation program is aligned with the objectives described below and competitive with those of other companies in our industry that compete with us for talent. This section discusses the principles underlying our compensation committee’s policies and decisions with respect to the compensation of our named executive officers.

For 2022, our named executive officers were as follows:

•
Steven Paul, M.D., our Chief Executive Officer, President and Chairman(1);
•
Andrew Miller, Ph.D., our Chief Operating Officer;
•
Troy Ignelzi, our Chief Financial Officer;
•
Stephen Brannan, M.D., our Chief Medical Officer; and
•
Charmaine Lykins, our Chief Commercial Officer(2).

(1)
Effective January 3, 2023, Dr. Paul resigned as President and Chief Executive Officer and was appointed Chief Scientific Officer and President of Research and Development.
(2)
Ms. Lykins departed from her position as Chief Commercial Officer as of January 3, 2023.

Executive Summary and Company Background

We are a clinical-stage biopharmaceutical company driven to create and deliver transformative medicines for people living with psychiatric and neurological conditions. Our pipeline is primarily built on the broad therapeutic potential of our proprietary lead product candidate, KarXT (xanomeline-trospium), an oral modulator of muscarinic receptors that are located both in the central nervous system, or CNS, and various peripheral tissues. KarXT combines xanomeline, a novel muscarinic agonist, with trospium, an approved muscarinic antagonist, to preferentially stimulate muscarinic receptors in the CNS. We are initially developing KarXT for the treatment of acute psychosis in adults with schizophrenia, as well as for the treatment of psychosis in Alzheimer's disease, or AD.

Key 2022 Achievements

Research and Development

•
Announced positive topline results from our Phase 3 EMERGENT-2 trial evaluating the efficacy, safety and tolerability of KarXT compared to placebo for the treatment of acute psychosis in adults with schizophrenia;
•
Initiated our Phase 3 ADEPT trial evaluating the efficacy and safety of KarXT compared to placebo in up to 400 adults with moderate to severe psychosis related to AD;
•
Significantly advanced enrollment in open-label extension studies to support KarXT NDA for schizophrenia as a monotherapy; and
•
Identified and approved an internal clinical development candidate from our preclinical candidate pipeline.

Commercialization

•
Completed significant pre-commercialization activities, including our strategic brand plan.

Corporate

•
Completed a follow-on public offering with aggregate net proceeds to the Company of $819.1 million;
•
Operated within 10% of our approved budget while meeting product development goals;
•
Grew headcount from 108 to 194 to support clinical, commercial and other development goals; and

•
Maintained high employee satisfaction, low turnover and positive diversity, equity and inclusion outcomes in favor of ESG initiatives.

2022 “Say-on-Pay” Vote

At our 2022 annual meeting of stockholders, our stockholders were provided with the opportunity to cast a non-binding advisory vote (a “say-on-pay” proposal) on the compensation of our named executive officers for fiscal 2021. The stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2022 proxy statement, with support from 78.8% of the votes cast. Leading up to our 2022 annual meeting, our compensation committee and management team felt it was essential to understand the level of support and engage in dialogue with our shareholders regarding our compensation program to elicit a better understanding of their perspectives in advance of the vote at our annual meeting.

2022 Shareholder Engagement

In advance of our 2022 annual meeting, we reached out to a majority of our largest shareholders to highlight various topics covered in our proxy statement, including the Company's compensation practices, corporate governance matters and an update on our latest ESG initiatives, and offered to talk through any questions or concerns these shareholders had with respect to these or any other relevant topics. We are always open to hearing from our shareholders regarding any concerns or ways that we can improve our executive compensation program and our evolving business needs. The board of directors and management expect to continue improving upon our engagement with our shareholders to understand their views of our business, corporate governance practices and compensation practices and are committed to seeking input from our shareholders.

Key Aspects of 2022 Executive Compensation: Strong Performance Orientation

Delivered Very Strong Stock Price Performance and Total Shareholder Return

COMPARISON OF CUMULATIVE TOTAL RETURN
Among Karuna Therapeutics, Inc., The Nasdaq Composite Index and The Nasdaq Biotechnology Index
$1,200.00
$1,150.00
$1,100.00
$1,050.00
$1,000.00
$950.00
$900.00
$850.00
$800.00
$750.00
$700.00
$650.00
$600.00
$550.00
$500.00
$450.00
$400.00
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
12/2019
12/2020
12/2021
12/2022
Karuna Therapeutics
Nasdaq Composite Index
Nasdaq Biotechnology Index

We completed our initial public offering in June 2019. Our Total Shareholder Return, or TSR, for 2022 was 50%, and our cumulative TSR since our June 2019 IPO through the end of 2022 was 882%, outperforming relevant indices.

Substantial Majority of CEO and other NEO Compensation, Total and Equity, is Variable and At-Risk

Approximately 94% of our former chief executive officer’s 2022 total compensation, and 100% of the long-term incentive equity component, were variable and at risk. Our compensation philosophy is performance-based and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk.” We consider compensation to be “at-risk” if it is subject to achievement of meaningful pre-set, objective financial or operating goals, such as in our annual cash incentive program, or if it depends on stock price appreciation or value, as in our long-term incentive program.

Until December 31, 2022, consistent with the market practice of similar, recently-public companies in our industry, and in order to focus executives on growth and increasing shareholder value at this early stage of our development, equity grants consisted solely of options, which are appreciation awards that only have value if the stock price increases. In our view, stock options are inherently performance-based, requiring stock price appreciation before there is any real value earned, and are simple. No amount of time will make a stock option deliver any value unless the company’s stock price increases. In addition, stock options reward our named executive officers for increasing shareholder value over the lengthier term of the option, relative to other equity compensation, which we believe is consistent with the longer pharmaceutical development cycle.

The graphics below illustrate the mix of fixed base salary, annual incentive and long-term target incentive compensation we provided in 2022 to our chief executive officer and, on an average basis, to our other named executive officers, and the high proportion that is variable and at-risk.

CEO Compensation
$9,150 (0.1%)
$609,000 (5.4%)
$700,000 (6.2%)
$9,905,953 (88.3%)
Salary
Option Awards
Non-Equity Incentive Compensation
All Other Compensation

Average Non-CEO NEO Compensation

$9,150 (0.2%)
$285,288 (7.6%)
$476,250 (12.7%)
$2,967,909 (79.4%)
Salary
Option Awards
Non-Equity Incentive Compensation
All Other Compensation

The performance-based metrics and the proportion of total compensation that was variable and at-risk further enhanced the link between pay and performance for the former chief executive officer and our other named executive officers and strengthened the alignment of the interests of the executive officers with those of our shareholders.

Although we have historically provided long-term incentive awards solely through the issuance of stock options, in January 2023, our board of directors began utilizing grants of restricted stock units, or RSUs, in addition to stock options, for the purpose of rewarding our executive officers. Grants of RSUs encourage executive ownership of Karuna shares, provide balance to stock option grants, which only have value if the stock appreciates, and align the incentives of our executives with the interests of our stockholders. These awards also provide executives with some certainty regarding the value of the compensation they are receiving during periods of stock market volatility, which furthers our fundamental goal of awarding compensation that helps attract and retain highly skilled employees. In addition, awarding full-value shares in the form of RSUs in the long-term portion of total compensation is less dilutive than stock option grants and consistent with the compensation practices of a majority of our peer group. The compensation committee envisions that, over time, as the Company evolves and grows, the executive compensation program and the amount and forms of compensation will continue to evolve.

Short-Term Annual Cash Incentive: Rigorous, Pre-Set Clinical and Other Development and Corporate Other Goals

At the outset of 2022, we established research and development, regulatory, operational and financial objectives under our annual cash incentive program. These objectives were rigorous, aggressive and challenging, attainable only with strong performance, and took into account the relevant opportunities and risks. The compensation committee evaluated performance achievement relative to the goals.

Peer Group: Assessed and Updated Peer Group to Reflect Current Market Capitalization

Consistent with best practices for corporate governance, the compensation committee annually reassesses the group of peer companies used as a reference point for evaluating executive compensation. In connection with determining the compensation of the chief executive officer and other executive officers, in the second half of 2021, the compensation committee conducted a review of our peer group to ensure its continued appropriateness, and updated the peer group utilized by our compensation committee with respect to compensation decisions for 2022.

In light of the increase in our organizational size and market capitalization, the compensation committee revised the peer group selection criteria. The peer group selection criteria were updated to reference a market capitalization range of approximately $1.1 billion to $10.0 billion and headcount generally below 200 based on the publicly available data at the time of selection, which resulted in the removal of four companies and the addition of five new companies, as compared to our 2021 peer group.

Philosophy and Objectives of our Compensation Program

The core elements of the compensation committee’s executive compensation philosophy are as follows:

•
Link pay to performance and achievement of our corporate and strategic goals;
•
Align executive officers’ interests with those of the Company and our stockholders, generally through the use of equity as a significant component of compensation;
•
Provide market competitive compensation to attract, motivate and retain qualified talent at executive levels; and
•
Design programs that we believe are simple and transparent.

Reward achievement of corporate and strategic goals (pay for performance): Our overarching mission is to create and deliver transformative medicines for people living with psychiatric and neurological conditions. We have developed a set of clearly defined corporate and strategic goals to accomplish this mission, with the majority of the total compensation of our executive officers tied to the achievement of such goals. Our executive officers are incentivized to achieve these goals, which include measurable research and development, regulatory, operational and financial objectives, and awarded for doing so, all of which, the compensation committee believes, will help build long-term stockholder value. Performance measures are reviewed annually to ensure that we continue to align our pay programs with our business strategy, create sustainable value and motivate the right behaviors.

Align the interests of our executive officers and employees with those of our stockholders by promoting an ownership culture: Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation. The compensation committee uses equity, when appropriate, as a long-term incentive to reward executive officers for (i) achieving multi-year strategic goals and (ii) delivering sustained long-term value to stockholders. The compensation committee believes using equity in this manner aligns the interests of executive officers with those of our stockholders by ensuring that they share a common interest in our stock price performance. We value an ownership mindset and believe that granting equity bolsters this culture among executive officers by giving them a personal stake in Karuna’s growth and success.

Offer competitive compensation to attract and retain talent: The biopharmaceutical industry is fiercely competitive, particularly in the metropolitan Boston area, and we must compete for executive talent. To manage our business and carry out our strategy, we seek high-caliber executive officers and managers who have diverse experience, expertise, capabilities, and backgrounds. In recruiting our executive officers and determining competitive pay levels, the compensation committee references the amounts and compensation structures of executive officers in the companies in our compensation peer group and in industry surveys.

Design straightforward compensation programs and plans and administer them transparently: In order for incentive compensation to serve its purpose of motivating participants to achieve results, the participants must have a clear understanding of the goals and targets by which they will be measured, and the rewards that they will receive for various levels of achievement of those goals, including the value of those rewards. The compensation committee seeks to design programs that give participants a clear line of sight to understandable metrics and sufficient control over performance in furtherance of the goals, to motivate them effectively to achieve our business objectives and to reward them appropriately, as a means of executing our strategy.

Components of our Compensation Program

In order to achieve its executive compensation program objectives, the compensation committee utilizes the components of compensation set forth below. The compensation committee regularly reviews all components of the program in order to verify that each executive officer’s total compensation is consistent with our compensation philosophy and objectives and that each component is serving a purpose in supporting the execution of our strategy.

Element	Description	Purpose

Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance and positioning relative to our peer group.	Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent and maintain a consistent, stable leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities

Variable cash compensation based on the level of achievement of certain annual performance objectives that are pre-determined.

Research and development, regulatory, operational and financial-based milestone objectives

Annual cash incentive opportunities are designed to motivate our executive officers to achieve our short-term goals; payout levels are generally determined based on the degree of achievement of performance milestones.

Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation subject to multi-year vesting.

Stock Options: Right to purchase shares at a price equal to the closing price of our common stock on the grant date. Stock options only have value if our stock price appreciates.

RSUs: Right to receive shares upon the applicable vesting date. RSUs provide balance to stock options, which only have value if our stock price appreciates. We began awarding RSUs to our executives in January 2023.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Compensation Program Governance

We assess the effectiveness of our executive compensation program from time to time and review risk mitigation and governance matters, which include maintaining the following best practices:

What We Do

Pay for Performance	The majority of total executive compensation opportunity is variable and at-risk.

Balance short-term and long-term incentive compensation	We use a mix of short-term and long-term incentive compensation, with an emphasis on long-term incentive compensation consisting of equity awards with multi-year vesting periods.

Peer Group Benchmarking	We compare compensation program design and levels against competitive market data based on our compensation peer group, which we review and adjust annually.

Independent Compensation Consultant	We have engaged an independent compensation consultant to provide information and advice for use in compensation committee decision-making.

Double Trigger Change-in-Control Severance

We have entered into agreements with our named executive officers that provide certain financial benefits if there is both a change in control and termination of employment (a “double trigger”). A change in control alone will not trigger severance pay.

What We Don’t Do

No Excessive Perks	We do not provide large perquisites to executive officers.

No Excise Tax Gross-Ups	We do not provide excise tax gross-ups on change-in-control or severance payments.

No Hedging or Pledging of Company Shares	We do not permit our executive officers and directors to pledge or hedge their shares.

No Special Health, Welfare or Retirement Plans	Our executive officers participate in our retirement, health and welfare benefits programs on the same basis as our other employees.

No Guaranteed Annual Bonus or Salary Increase	We do not provide our executive officers with guaranteed annual salary increases or annual or multi-year guaranteed bonuses.

No Re-Pricing of Stock Options	We do not re-price stock options without stockholder approval, and we do not grant discounted stock options.

Role of the Compensation Committee

The compensation committee is responsible for establishing our compensation philosophy and objectives; determining the structure, components and other elements of our compensation program; and reviewing and approving the compensation of the named executive officers, other than the chief executive officer. The compensation committee is responsible for recommending for approval by the board the compensation of our chief executive officer.

To verify the alignment of the program with our business strategy and with the items that we believe drive the creation of stockholder value, the compensation committee reviews the elements of our executive compensation program throughout the year and determines whether it would be appropriate to make any changes to program components.

Our board of directors and its compensation committee annually review the compensation for each of our executive officers in relation to our peers (see “Compensation Peer Groups and Peer Selection Process” section below). In setting executive cash compensation (base salaries and incentive cash bonuses) and granting equity incentive awards, the compensation committee and the board of directors consider compensation for comparable positions in the market; the qualifications, experience and historical compensation levels of our executives; each officer’s individual performance as compared to our expectations and objectives; our desire to motivate the executive to achieve short- and long-term results that are in the best interests of our stockholders; and the desire and need to ensure the executive’s long-term commitment to our Company. The compensation committee and the board of directors generally target compensation for each executive officer to be competitive with the compensation provided by our peers for the same or a similar position. The compensation committee uses independent third-party benchmark analytics as a reference point to inform compensation decisions on each executive, including the mix of base salary, bonus and long-term incentives.

Our board of directors, with respect to our chief executive officer, and our compensation committee, with respect to our other executive officers, have historically determined the compensation of each of our executives. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer, with management absent for such discussions. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then approves, or recommends to the board of directors for approval, the compensation for each executive officer, with the chief executive officer absent for any discussions by the compensation committee or the board of directors with respect to chief executive officer compensation.

Role of the Compensation Consultant

In connection with fulfilling its duties, the compensation committee recognizes that there is value in procuring independent, objective expertise and counsel, and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities and duties. Our compensation committee engaged the Human Capital Solutions practice of Aon plc, or Aon, as its independent compensation consultant to advise on executive compensation matters for 2022, including overall compensation program design, peer group development and updates, and director and executive compensation benchmarking.

We develop our compensation programs after reviewing publicly available compensation data and subscription survey data for our peer group, as provided by Aon. The board of directors and the compensation committee consider Aon’s data, analysis and recommendations on certain compensation matters as they deem appropriate.

Aon reports directly to our compensation committee and the committee has the sole authority to retain, terminate and obtain the advice of Aon at the Company’s expense. Our compensation committee has assessed the independence of Aon consistent with Nasdaq listing standards and has concluded that the engagement of Aon does not raise any conflicts of interest.

Compensation Peer Groups and Peer Selection Process

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Aon, annually reassesses a peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•
companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;
•
companies with similar executive positions to ours;
•
companies against which we believe we compete for executive talent; and
•
public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

In light of the increase in our organizational size and market capitalization, the compensation committee revised our previous peer group selection criteria to reference a market capitalization range of approximately $1.1 billion to $10.0 billion and headcount generally below 200 based on the publicly available data at the time of selection. As a result, based on the criteria set forth above, our peer group for 2022 compensation decisions, referred to as our 2022 peer group, was approved by our compensation committee in September 2021 and was comprised of the companies listed below. As of September 2021 when our peer group was approved, Karuna’s market cap was in the 52nd percentile as compared to the market cap of our peer group (using a 30-day average), and was in the 30th percentile as compared to the number of full time employees of our peer group.

Acadia Pharmaceuticals Inc.	Biohaven Pharmaceutical Holding Company Ltd.	Kodiak Sciences Inc.*

Alector, Inc.	BioXcel Therapeutics, Inc.	Mirati Therapeutics, Inc.

Allakos Inc.	Cortexyme, Inc.	Prothena Corporation plc*

Apellis Pharmaceuticals, Inc.	Cerevel Therapeutics Holdings, Inc.*	Rhythm Pharmaceuticals, Inc.

Arvinas, Inc.*	Denali Therapeutics Inc.	Sage Therapeutics, Inc.

Axsome Therapeutics, Inc.	Intra-Cellular Therapies, Inc.	TG Therapeutics, Inc.*

The five companies marked with an asterisk were added to the 2022 peer group; four companies that no longer met the criteria were removed (Homology Medicines, Inc., MyoKardia, Inc., Principia Biopharma Inc. and Zogenix, Inc.).We believe that the compensation practices of our 2022 peer group provided us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers for 2022. Notwithstanding the similarities of our 2022 peer group, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, or with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions.

Although our compensation committee and board generally target compensation for each executive officer to be competitive with the compensation provided by our peers for the same or a similar position, they may consider other criteria, including market factors, the experience level of the executive and the executive’s performance against established corporate goals, in determining variations to this general target range.

Role of the Chief Executive Officer

The compensation committee works with our chief executive officer to set the target total direct compensation of each of our named executive officers other than our chief executive officer. As part of this process, our chief executive officer evaluates each named executive officer, determines his recommendations for the target compensation of each named executive officer, and delivers his evaluations and compensation recommendations to the compensation committee.

Elements of our Compensation Program

Annual Base Salary

We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. Prior to making its decision, our compensation committee typically reviews and discusses with the chief executive officer his recommendations for the compensation of our named executive officers other than the chief executive officer. For 2022, we targeted the 50th percentile of our 2022 peer group for base salaries. As shown in the table below, the annual base salary of each of our named executive officers was increased in 2022 in order to move the amounts more closely into alignment with the market medians. Our board of directors made the determination to increase Dr. Paul’s base salary above the 50th percentile of our 2022 peer group in order to reflect his tenure in the industry and performance in prior years.

The table below presents the base salaries for each of our named executive officers for the years 2021 and 2022, as approved by the board of directors and compensation committee, as applicable. The 2022 base salaries became effective on January 1, 2022.

Named Executive Officer	2021 Annualized Base Salary	January 2022 Increase (Approximate) %	2022 Annualized Base Salary
Steven Paul, M.D.	$645,000	9%	$700,000
Troy Ignelzi	$430,000	7%	$460,000
Andrew Miller, Ph.D.	$460,000	9%	$500,000
Stephen Brannan, M.D.	$450,000	4%	$470,000
Charmaine Lykins(1)	$475,000	0%	$475,000

(1)
Ms. Lykins commenced employment with us in November 2021 and, as such, was not eligible for an annual increase to her base salary in 2022.

Annual Cash Incentive Bonuses

Our annual bonus program is intended to reward our named executive officers for meeting individual and/or corporate performance goals for a fiscal year. For 2022, we targeted the 50th percentile of our 2022 peer group for annual cash incentive award opportunities. In February 2022, our compensation committee approved the annual performance-based cash incentive program for 2022 and established the corporate goals for 2022. In February 2023, the compensation committee reviewed our achievements against these corporate goals to arrive at a corporate funding factor of 145%.

Category	Goal	Timing	Weighting	Achievement	Payout
KarXT NDA	Topline results of EMERGENT-2 or EMERGENT-3 trial, including stretch goal for positive topline results in either trial	Q2-Q4	35%	100%	35%
	Achieve significant progress in EMERGENT-4 and 5 enrollment	Q2-Q4	20%	100%	20%
	Achieve significant progress towards NDA filing, including NDA-enabling preclinical studies, Phase 1 trials and FDA inspection preparedness	Q4	15%	100%	15%
	Stretch goal: Seek alignment directly with FDA on NDA submission strategy	Q4	10%	100%	10%
Other Research & Development	Initiate Phase 3 program in Alzheimer’s disease psychosis by mid-year	Q2-Q3	10%	100%	10%
	Topline results from KarXT second generation formulation Phase 1 trials	Q4	5%	—%	—%
	Approve preclinical development candidate to advance into IND-enabling studies	Q4	5%	100%	5%
	Stretch goal: Achieve significant progress in enrollment in our ARISE trial	Q4	5%	—%	—%
	Stretch goal: Initiate PENNANT trial and formulate plans for additional KarXT indications	Q3-Q4	5%	100%	5%
Commercialization	Advance commercial launch preparations	Q3-Q4	10%	100%	10%
Corporate	Grow organization to support development goals	Q4	5%	100%	5%
	Maintain high employee satisfaction and low turnover as well as high diversity, equity and inclusion employee ratings in furtherance of ESG initiatives	Q4	5%	100%	5%
	Operate within 10% of approved budget while meeting product development goals	Q4	5%	100%	5%
	Stretch goal: Complete equity financing	Q3-Q4	20%	100%	20%

The table below shows the target award under the annual performance-based cash incentive program as a percentage of each named executive officer’s annual base salary in 2022, the target cash award opportunity in dollars for 2022 and the actual cash bonus payments to our named executive officers for 2022 performance, which were paid in February 2023, as well as the actual bonus payment as a percentage of the target award opportunity. Our compensation committee considers it appropriate that each named executive officer’s annual cash bonus is based entirely upon achievement of our corporate performance goals.

Named Executive Officer	2022 Target Cash Incentive Award (% of Base Salary)	2022 Target Cash Incentive Award Opportunity ($)	2022 Actual Cash Incentive Award Payment (% of 2022 Target Cash Incentive Award Opportunity)	2022 Cash Incentive Award Payment ($)
Steven Paul, M.D.	60%	420,000	145%	609,000
Troy Ignelzi	40%	184,000	145%	266,800
Andrew Miller, Ph.D.	45%	225,000	145%	326,250
Stephen Brannan, M.D.	40%	188,000	145%	272,600
Charmaine Lykins	40%	190,000	145%	275,500

Long-Term Incentives; Equity-based Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our named executive officers, we believe that equity grants provide our named executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our named executive officers and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incents our named executive officers to remain in our employment during the vesting period.

The compensation committee typically recommends for approval by the board of directors long-term incentive grants for named executive officers at the start of their employment, and annually thereafter in connection with their annual performance review. Additionally, the board of directors may periodically, on a limited and judicious basis, grant additional equity awards based on individual role, performance and contribution, as well as competitive market data and information.

None of our named executive officers are currently party to an employment agreement that provides for an automatic award of stock options or other equity. In 2022, we granted equity awards to our named executive officers with time-based vesting. The number of shares subject to these equity awards was determined by reviewing the equity grants made to the executive officers of our 2022 peer group, both evaluating the Black-Scholes option fair value of the grants as well as the value such awards represented compared to the value of the company overall. For 2022, we targeted the 75th percentile of our 2022 peer group with respect to annual equity incentive awards. Our compensation committee made the decision to target the 75th percentile to account for the fact that we compete for executive talent with public companies that are in many cases outside of our peer group, including many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions. Our compensation committee determined that setting long-term incentive grants at the 75th percentile would help us attract and retain top caliber executive talent while ensuring that such compensation was tied to the creation of shareholder value.

The stock options that we grant to our named executive officers typically become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to an additional 1/12th of the shares underlying the option quarterly thereafter, subject to the named executive officer’s continued service through each vesting date. The time-based vesting schedules of awards granted in 2022 were consistent with our previous time-based vesting awards. The exercise price of all stock options equals the closing price of our common stock as reported on the Nasdaq Global Market on the grant date.

The following table sets forth the number of shares of common stock issuable upon exercise of time-based stock options granted to our named executive officers in 2022:

Named Executive Officer	Grant Date	Option Award Shares (# Shares)
Steven Paul, M.D.	2/16/2022	146,900
Troy Ignelzi	2/16/2022	48,500
Andrew Miller, Ph.D.	2/16/2022	73,250
Stephen Brannan, M.D.	2/16/2022	54,300
Charmaine Lykins (1)	—	—

(1)
Ms. Lykins commenced employment with us in November 2021 and, as such, received an on-hire equity grant in late 2021. Accordingly, Ms. Lykins did not receive an annual equity grant in 2022.

Although we have historically provided long-term incentive awards solely through the issuance of stock options, in January 2023, our board of directors began utilizing grants of RSUs in addition to stock options for the purpose of rewarding our executive officers. Grants of RSUs encourage executive ownership of Karuna shares, provide balance to stock option grants, which only have value if the stock appreciates, and align the incentives of our executives with the interests of our stockholders. These awards also provide executives with some certainty regarding the value of the compensation they are receiving during periods of stock market volatility, which furthers our fundamental goal of awarding compensation that helps attract and retain highly skilled employees. In addition, awarding full-value shares in the form of RSUs in the long-term portion of total compensation is less dilutive than stock option grants and consistent with the compensation practices of a majority of our peer group.

401(k) Plan

We administer a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit and have the amount of the reduction contributed to the 401(k) plan. We contribute to each employee’s 401(k) account, in the first quarter of each year, 3% of his or her eligible earnings from the prior year. Such contributions are not subject to vesting.

Health and Welfare Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in certain medical, disability and life insurance benefit programs as offered by us. We pay the full premiums for dental, vision, term life insurance and disability for all of our employees, including our executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Severance and Change of Control Benefits

Each named executive officer is also eligible for severance benefits in specified circumstances, as set forth in each such officer’s employment agreement. Under the terms of these agreements, upon execution and effectiveness of a severance agreement and release of claims, each named executive officer will be entitled to severance payments if at any time, including within 12 months following a change in control, we:

•
terminate his or her employment without cause; or
•
he or she terminates employment with us for good reason.

We provide these severance arrangements because we believe that, in a competitive market for talent, severance arrangements are necessary to attract and retain high quality executives. In addition, the change in control benefit allows and incentivizes executives to maintain their focus on our business during a period when they otherwise might be distracted. Please refer to “ — Employment arrangements with our named executive officers” below for a more detailed discussion of severance benefits for our named executive officers.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code, or Section 162(m), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond the compensation committee’s control also affect the deductibility of compensation. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals. However, to maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible. The compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation risk assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Hedging and Pledging Policy

We have an insider trading policy that is applicable to all of our employees and the non-employee members of our board of directors. The policy prohibits those individuals and their related persons from engaging in any hedging transactions involving our securities at any time, including buying or selling puts, calls, other derivative securities of the Company, or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, whether direct or indirect, to profit from any change in the value of the Company’s securities. In addition, the policy prohibits those individuals and their related persons from pledging any Company securities as collateral for a loan or using Company securities as collateral in a margin account.

Compensation Recovery (Clawback) Policy

Once Nasdaq’s proposed listing standards, pursuant to SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act, become effective, we intend to adopt a compensation recovery, or clawback, policy consistent with those new requirements, setting forth the circumstances in which certain executive officers may be obligated to repay or forfeit "excess compensation" in connection with an accounting restatement.

Compensation Committee Report

This Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 23, 2023.

The preceding report has been furnished by the following members of the Committee:

Atul Pande, M.D.

Christopher Coughlin

Denice Torres

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by and paid to our named executive officers during the fiscal years set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($) (1)	Non-Equity Incentive Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Steven Paul, M.D. (4)	2022	700,000	-		9,905,953	609,000	9,150		11,224,103
President and Chief	2021	645,000	-		11,933,397	549,863	8,700		13,136,960
Executive Officer	2020	575,000	-		8,031,191	287,500	8,550		8,902,241
Troy Ignelzi	2022	460,000	-		3,270,515	266,800	9,150		4,006,465
Chief Financial Officer	2021	430,000	-		3,808,217	266,600	8,700		4,513,517
	2020	420,000	-		3,155,111	168,000	8,550		3,751,661
Andrew Miller, Ph.D.	2022	500,000	-		4,939,490	326,250	9,150		5,774,890
Chief Operating Officer	2021	460,000	-		4,932,618	320,850	8,700		5,722,168
	2020	440,000	-		4,015,596	198,000	8,550		4,662,146
Stephen Brannan, M.D.	2022	470,000	-		3,661,629	272,600	9,150		4,413,379
Chief Medical Officer	2021	450,000	-		3,786,098	279,000	8,700		4,523,798
	2020	440,000	-		2,868,283	176,000	8,550		3,492,833
Charmaine Lykins (5)	2022	475,000	-		-	275,500	9,150		759,650
Chief Commercial Officer	2021	43,181	100,000	(6)	5,581,175	26,772	81,545	(7)	5,832,673

(1)
The amounts reported represent the aggregate grant date fair value of the stock options granted to such named executive officers during 2022, 2021 and 2020 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 8 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 23, 2023 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our option awards.
(2)
Amounts reported reflect the annual cash incentive bonus paid based upon achievement of certain corporate performance objectives described above under “Annual Cash Incentive Bonuses.”
(3)
Amounts reported reflect matching contributions to our 401(k) plan, in addition to other amounts denoted in the footnotes to this column.
(4)
Effective January 3, 2023, Dr. Paul resigned as President and Chief Executive Officer and was appointed Chief Scientific Officer and President of Research and Development. Dr. Paul also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.
(5)
Ms. Lykins commenced employment with us in November 2021 and, accordingly, her 2021 base salary and non-equity incentive compensation amounts have been prorated to reflect her partial year of service. Ms. Lykins departed from her position as Chief Commercial Officer as of January 3, 2023.
(6)
Represents a sign on bonus paid to Ms. Lykins in connection with her commencement of employment.
(7)
The amount reported includes a relocation bonus of $75,000 and $6,545 of matching contributions to our 401(k) plan.

Grants of Plan-Based Awards for Fiscal Year 2022

The following table sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 31, 2022 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Date of Grant		Estimated Future Payouts Under Non- Equity Incentive Plan Awards: Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Steven Paul, M.D.	—		420,000	—	—	—
	2/16/2022		—	146,900	111.97	9,905,953
Troy Ignelzi	—		184,000	—	—	—
	2/16/2022		—	48,500	111.97	3,270,515
Andrew Miller, Ph.D.	—		225,000	—	—	—
	2/16/2022		—	73,250	111.97	4,939,490
Stephen Brannan, M.D.	—		188,000	—	—	—
	2/16/2022		—	54,300	111.97	3,661,629
Charmaine Lykins	—		190,000	—	—	—
	—	(5)	—	—	—	—

(1)
Represents the target amount of each executive’s cash payments under our 2022 annual performance-based cash incentive program as described in “Compensation Discussion and Analysis” above. Actual payments made for 2022 are provided in the “Summary Compensation Table.” As there are no threshold or maximum amounts with respect to these performance-based cash payments, the columns “Threshold ($)” and “Maximum ($)” are inapplicable and therefore have been omitted from this table.
(2)
Represents options awarded with time-based vesting criteria established by the compensation committee and described in Compensation Discussion and Analysis above.
(3)
The exercise price of these stock options is equal to the closing price of our common stock as reported on the Nasdaq Global Market on the grant date.
(4)
These amounts represent the aggregate grant date fair value of awards granted to our named executive officers in 2022, computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 8 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 23, 2023 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our option awards.
(5)
Ms. Lykins commenced employment with us in November 2021 and, as such, received an on-hire equity grant in late 2021. Accordingly, Ms. Lykins did not receive an annual equity grant in 2022.

Equity Compensation

Outstanding equity awards at December 31, 2022

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2022.

	Option Awards
Name	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date
Steven Paul, M.D.	2/28/2018	71,628	(1)	—	7.04	4/29/2028
	3/15/2019	64,466	(2)	—	7.04	4/29/2028
	6/15/2018	784,555	(3)	—	7.27	8/8/2028
	3/15/2019	449,463	(4)	—	9.20	3/20/2029
	3/15/2019	87,494	(4)	—	9.20	3/28/2029
	3/15/2019	15,205	(4)	—	9.20	4/7/2029
	6/15/2019	616,703	(5)	—	16.00	6/26/2029
	6/15/2019	71,121	(5)	—	20.02	6/27/2029
	2/14/2020	96,250	(6)	43,750	99.72	2/13/2030
	2/23/2021	70,810	(6)	91,040	131.64	2/22/2031
	2/16/2022	—	(6)	146,900	111.97	2/15/2032
Troy Ignelzi	3/1/2019	76,519	(7)	34,224	9.20	3/21/2029
	3/1/2019	8,559	(8)	—	9.20	3/28/2029
	3/1/2019	626	(8)	—	9.20	4/7/2029
	2/14/2020	37,813	(6)	17,187	99.72	2/13/2030
	2/23/2021	22,597	(6)	29,053	131.64	2/22/2031
	2/16/2022	—	(6)	48,500	111.97	2/15/2032
Andrew Miller, Ph.D.	7/18/2016	47,817	(9)	—	2.92	10/11/2026
	8/9/2018	11,578	(10)	—	7.27	8/8/2028
	3/21/2019	270,492	(10)	—	9.20	3/20/2029
	2/14/2020	48,125	(6)	21,875	99.72	2/13/2030
	2/23/2021	29,269	(6)	37,631	131.64	2/22/2031
	2/16/2022	—	(6)	73,250	111.97	2/15/2032
Stephen Brannan, M.D.	3/1/2017	36,204	(9)	—	5.45	6/1/2027
	8/9/2018	3,473	(11)	—	7.27	8/8/2028
	3/21/2019	—	(11)	11,362	9.20	3/20/2029
	2/14/2020	34,375	(6)	15,625	99.72	2/13/2030
	2/23/2021	22,466	(6)	28,884	131.64	2/22/2031
	2/16/2022	—	(6)	54,300	111.97	2/15/2032
Charmaine Lykins	11/29/2021	18,750	(6)	56,250	125.52	11/28/2031

(1)
This option vested as to 1/6th of the shares underlying the option award on each six month anniversary following the vesting commencement date.
(2)
This option vested in full upon the closing of our Series B financing in March 2019.
(3)
This option vested as to 1/30th of the shares underlying the option award on each one month anniversary of the vesting commencement date. An additional 274,594 shares vested upon closing of our Series B financing in March 2019, and an additional 50% of those shares that remained unvested upon closing of our initial public offering vested upon closing of the offering.
(4)
This option vested as to 65% of the shares on the vesting commencement date, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary thereafter. An additional 50% of those shares that remained unvested upon closing of our initial public offering vested upon closing of the offering.
(5)
This option vested as to 87.5% of the shares on the vesting commencement date, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary thereafter.
(6)
This option vests as to 25% of the shares on the first anniversary of the vesting commencement date, with additional vesting as to 6.25% of the shares underlying the option award on each three month anniversary thereafter.
(7)
This option vested as to 25% of the shares on the first anniversary of the vesting commencement date, with additional vesting as to 12.5% of the shares underlying the option award on each six month period thereafter.
(8)
This option vested as to 1/36th of the shares underlying the option award on each one month anniversary thereafter.

(9)
This option vested as to 1/16th of the shares underlying the option award on the vesting commencement date and as to an additional 1/16th of the shares on each three month anniversary thereafter.
(10)
This option vested as to 1/30th of the shares underlying the option award on each one month anniversary of the vesting commencement date.
(11)
This option vests as to 12.5% of the shares underlying the option award on each six month anniversary following the vesting commencement date

Option Exercises and Stock Vested in Fiscal Year 2022

The following table sets forth information concerning option exercises and stock vested for each of our named executive officers during the fiscal year ended December 31, 2022:

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)
Steven Paul, M.D.	–	–
Troy Ignelzi	50,611	10,204,785
Andrew Miller, Ph.D.	11,850	2,483,282
Stephen Brannan, M.D.	110,912	17,049,636
Charmaine Lykins	–	–

(1)
Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the option and the closing price of our common stock on the Nasdaq Global Market at each time of exercise.

Employment Arrangements with our Named Executive Officers

We have entered into employment agreements with each of our named executive officers, which, unless otherwise noted below, became effective upon the closing of our initial public offering. Except as noted below, these employment agreements provide for “at will” employment.

Employment Agreement with Steven Paul, M.D.

Under the amended and restated employment agreement with Steven Paul, M.D., Dr. Paul’s base salary was initially set at $500,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 50% of his base salary. Dr. Paul is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Dr. Paul’s employment agreement provides that, in the event that his employment is terminated by us without “cause” or Dr. Paul resigns for “good reason” (each as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, payable in substantially equal installments over 12 months following his termination, (ii) his pro-rated target bonus, (iii) acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Paul that would have vested in the 12 months following his termination, and (iv) if Dr. Paul elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of his COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Paul’s employment is terminated by us without cause or Dr. Paul resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 18 months of his base salary plus his target bonus for the year, payable within 60 days of his date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Paul on the termination date, and (iii) if Dr. Paul elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 18 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Paul’s COBRA health continuation period.

The payments and benefits provided to Dr. Paul under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Paul in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Dr. Paul has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Paul’s employment and for 12 months thereafter.

In connection with his transition from President and Chief Executive Officer to Chief Scientific Officer and President of Research and Development, effective January 2023, Dr. Paul’s annual base salary was reduced to $625,000 and his annual target bonus was reduced to 50% of his base salary, but the terms of his amended and restated employment agreement are otherwise unchanged.

Employment Agreement with Andrew Miller, Ph.D.

Under the amended and restated employment agreement with Andrew Miller, Ph.D., Dr. Miller’s base salary was initially set at $400,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 40% of his base salary. Dr. Miller is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Dr. Miller’s employment agreement provides that, in the event that his employment is terminated by us without “cause” or Dr. Miller resigns for “good reason” (each as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, (ii) his pro-rated target bonus, and (iii) if Dr. Miller elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of nine months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Miller’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Miller’s employment is terminated by us without cause or Dr. Miller resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, plus his annual target bonus, payable within 60 days of his date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Miller on the termination date, and (iii) if Dr. Miller elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Miller’s COBRA health continuation period.

The payments and benefits provided to Dr. Miller under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Miller in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Dr. Miller has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Miller’s employment and for 12 months thereafter.

Employment Agreement with Troy Ignelzi

Under the amended and restated employment agreement with Troy Ignelzi, Mr. Ignelzi’s base salary was initially set at $400,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 40% of his base salary. Mr. Ignelzi is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Mr. Ignelzi’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Mr. Ignelzi resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, (ii) his pro-rated target bonus, and (iii) if Mr. Ignelzi elects continuation of health coverage under COBRA, continued

health coverage at the active employees’ rate until the earlier of nine months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Mr. Ignelzi’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. Ignelzi’s employment is terminated by us without cause or Mr. Ignelzi resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, plus his annual target bonus, payable within 60 days of his date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Mr. Ignelzi on the termination date, and (iii) if Mr. Ignelzi elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Mr. Ignelzi’s COBRA health continuation period.

The payments and benefits provided to Mr. Ignelzi under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Ignelzi in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Mr. Ignelzi has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Ignelzi’s employment and for 12 months thereafter.

Employment Agreement with Stephen Brannan, M.D.

Under the amended and restated employment agreement with Stephen Brannan, Dr. Brannan’s base salary was initially set at $400,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 35% of his base salary. Dr. Brannan is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Dr. Brannan’s employment agreement provides that, in the event that his employment is terminated by us without “cause” or Dr. Brannan resigns for “good reason” (each as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, (ii) his pro-rated target bonus, and (iii) if Dr. Brannan elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of nine months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Brannan’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Brannan’s employment is terminated by us without cause or Dr. Brannan resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, plus his annual target bonus, payable within 60 days of his date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Brannan on the termination date, and (iii) if Dr. Brannan elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Brannan’s COBRA health continuation period.

The payments and benefits provided to Dr. Brannan under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Brannan in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Dr. Brannan has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Brannan’s employment and for 12 months thereafter.

Employment Agreement with Charmaine Lykins

Under the employment agreement with Charmaine Lykins, which was effective as of November 29, 2021, Ms. Lykins’s base salary was initially set at $475,000, subject to annual review by our compensation committee, and she was eligible to earn annual incentive compensation with a target amount equal to 40% of her base salary. Ms. Lykins was also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Ms. Lykins’s employment agreement provides that, in the event that her employment is terminated by us without “cause” or Ms. Lykins resigns for “good reason” (each as defined in her employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, she would be entitled to receive (i) an amount equal to nine months of her base salary, payable in substantially equal installments over nine months following her termination, (ii) her pro-rated target bonus, and (iii) if Ms. Lykins elected continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of nine months following her termination, the date she became eligible for group medical benefits with another employer or the end of Ms. Lykins’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Ms. Lykins’s employment was terminated by us without cause or Ms. Lykins resigns for good reason, in either case within 12 months following a “change in control” (as defined in her employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, she would be entitled to receive (i) an amount equal to 12 months of her base salary, plus her annual target bonus, payable within 60 days of her date of termination, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Ms. Lykins on the termination date, and (iii) if Ms. Lykins elected continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following her termination, the date she became eligible for group medical benefits with another employer or the end of Ms. Lykins’s COBRA health continuation period.

The payments and benefits provided to Ms. Lykins under her employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Ms. Lykins in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits would be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Ms. Lykins executed an Employee Invention and Non-Disclosure Agreement and a Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-solicitation provisions that apply during the term of Ms. Lykins’s employment and for 12 months thereafter. Ms. Lykins departed from her position as our Chief Commercial Officer effective as of January 3, 2023. In connection with her departure, we entered into a separation agreement with Ms. Lykins that provides for a general release and waiver of claims against us, and pursuant to which Ms. Lykins received the severance benefits that are provided for under her employment agreement as described above.

Potential Payments upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer under their employment agreements in various termination and/or change-in-control situations has been estimated in the table below, which assumes that such termination and/or change-in-control occurred on December 31, 2022. The value of the equity vesting acceleration was calculated based on the assumption that the change-in-control and/or executive’s employment termination occurred on December 30, 2022, the last business day of the fiscal year ended December 31, 2022. For purposes of the following table, we have used $196.50 per share, which was the closing price of our common stock as reported on the Nasdaq Global Market on December 30, 2022, the last trading day of the year 2022, to estimate the value of our common stock upon acceleration. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares underlying stock options subject to vesting acceleration as of December 31, 2022 by the difference between the closing price of our common stock as reported on the Nasdaq Global Market on December 30, 2022 and the exercise price for such unvested stock options.

		Triggering Event
Name	Benefit	Sale Event Without Termination of Employment ($)	Resignation for Good Reason or Termination Without Cause Before a Sale Event or More Than 12 Months Following a Sale Event ($)		Resignation for Good Reason or Termination Without Cause Within 12 Months Following a Sale Event ($)
Steven Paul, M.D.	Severance Payments	—	700,000	(1)	1,050,000	(2)
	Cash incentive payments	—	420,000	(3)	420,000	(3)
	Health care continuation	—	7,360	(4)	11,040	(5)
	Acceleration of equity award vesting	—	11,444,324	(6)	22,556,436	(7)
	Total	—	12,571,684		24,037,476
Troy Ignelzi	Severance Payments	—	345,000	(8)	460,000	(9)
	Cash incentive payments	—	184,000	(3)	184,000	(3)
	Health care continuation	—	15,534	(10)	20,713	(4)
	Acceleration of equity award vesting	—	—		14,057,596	(7)
	Total	—	544,534		14,722,309
Andrew Miller, Ph.D.	Severance Payments	—	375,000	(8)	500,000	(9)
	Cash incentive payments	—	225,000	(3)	225,000	(3)
	Health care continuation	—	15,534	(10)	20,713	(4)
	Acceleration of equity award vesting	—	—		10,749,632	(7)
	Total	—	615,534		11,495,345
Stephen Brannan, M.D.	Severance Payments	—	352,500	(8)	470,000	(9)
	Cash incentive payments	—	188,000	(3)	188,000	(3)
	Health care continuation	—	11,058	(10)	14,744	(4)
	Acceleration of equity award vesting	—	—		10,103,685	(7)
	Total	—	551,558		10,776,429
Charmaine Lykins (11)	Severance Payments	—	356,250	(8)	475,000	(9)
	Cash incentive payments	—	190,000	(3)	190,000	(3)
	Health care continuation	—	11,058	(10)	14,744	(4)
	Acceleration of equity award vesting	—	—		3,992,625	(7)
	Total	—	557,308		4,672,369

(1)
Represents an amount equal to 12 months of Dr. Paul's base salary in effect as of December 31, 2022, payable in substantially equal installments over 12 months following his termination.
(2)
Represents a lump sum in cash in an amount equal to 18 months of Dr. Paul’s base salary in effect as of December 31, 2022.
(3)
Represents a lump sum payment equal to each executive’s target annual cash incentive bonus.
(4)
Represents a monthly cash payment for 12 months for continued medical and dental benefits for the named executive officer, based upon the premium rate in effect as of December 31, 2022.
(5)
Represents a monthly cash payment for 18 months for continued medical and dental benefits for Dr. Paul, based upon the premium rate in effect as of December 31, 2022.
(6)
Represents the acceleration of vesting of all time-based stock options held by Dr. Paul that would have vested in the 12 months following his termination.
(7)
Represents the acceleration of vesting as to 100% of the unvested equity awards held by the named executive officer.

(8)
Represents an amount equal to nine months of the named executive officer’s base salary in effect as of December 31, 2022, payable in substantially equal installments over nine months following his or her termination.
(9)
Represents a lump sum in cash in an amount equal to 12 months of the named executive officer’s base salary in effect as of December 31, 2022.
(10)
Represents a monthly cash payment for nine months for continued medical and dental benefits for the named executive officer, based upon the premium rate in effect as of December 31, 2022.
(11)
As described above under "Employment Arrangements with our Named Executive Officers", Ms. Lykins departed from her position as our Chief Commercial Officer effective as of January 3, 2023. Pursuant to her separation agreement, subject to compliance with non-solicitation and confidentiality obligations, Ms. Lykins is entitled to the following severance benefits: (i) $356,250, representing an amount equal to nine months of her base salary, payable in substantially equal installments over nine months following her termination, (ii) $3,167, representing her pro-rated target bonus for 2023, and (iii) continued health coverage at the active employees’ rate until the earlier of nine months following her termination, the date she becomes eligible for group medical benefits with another employer or the end of Ms. Lykins' COBRA health continuation period.

CEO Pay Ratio Disclosure

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our chief executive officer during 2022, Dr. Steven Paul, and the ratio of these two amounts. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may use different methodologies, measurement dates, exclusions, estimates and assumptions in calculating their own pay ratios.

We have estimated the median of the 2022 annual total compensation of our employees, excluding Dr. Paul, to be $411,940. The 2022 annual total compensation of Dr. Paul, as reported in the Summary Compensation Table is $11,224,103. Based on this information, the ratio of the 2022 annual total compensation of Dr. Paul to the estimated median of the 2022 annual total compensation of our employees was 27 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

Methodology

To identify the median employee, as well as to determine the total annual compensation of our median employee and our chief executive officer, we took the following steps:

•
We determined that, as of December 31, 2022, our employee population consisted of 193 individuals, excluding Dr. Paul.
•
To identify the “median employee” from our employee population, for each employee employed for all of 2022 we included the amount of salary paid as of December 31, 2022, the bonus earned for 2022, employer contributions under our 401(k) plan, and the grant date fair value of stock options awarded in 2022, each as reflected in our human resources, payroll and equity award systems. For employees who were employed on December 31, 2022 but were not employed for all of 2022, we combined their annualized 2022 base salary, their target bonus for 2022 multiplied by our corporate bonus multiplier, employer contributions under our 401(k) plan, and the grant date fair value of stock options awarded in 2022, each as reflected in our human resources, payroll and equity award systems. We did not make any cost-of-living adjustments.
•
Once we identified our median employee, we calculated such employee’s compensation for 2022 using the same methodology as used to calculate Dr. Paul's total compensation in the “Summary Compensation Table”.
•
With respect to the total annual compensation of Dr. Paul, we used the amount reported in the “Total” column of the “Summary Compensation Table” included elsewhere in this proxy statement.

Pay Versus Performance

Under the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are required to disclose the following information about the relationship between executive compensation actually paid and certain financial performance metrics of the Company. The following tables and related disclosures provide information for the fiscal years listed below about (i) the “total compensation” of our principal executive officer, or PEO, and our other named executive officers, or Non-PEO NEOs, as presented in the Summary Compensation Table, or SCT, on page 32 of this proxy statement; and (ii) the “compensation actually paid”, or CAP, to our PEO and our Non-PEO NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized by the executive or how our compensation committee evaluates compensation decisions in light of company or individual performance. We did not use any financial performance measure to link CAP to our named executive officers to our company performance in the most recently completed fiscal year; accordingly, this disclosure does not present a Company-Selected Measure in the table below nor a Tabular List of our most important financial metrics. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For a discussion of how our compensation committee seeks to align pay with performance when making decisions, please review “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement.

Tabular Disclosure of Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (4)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (5)	Value of Initial Fixed $100 Investment Based on Peer Group Total Shareholder Return ($) (5)	Net Income ($)
2022 (1)	11,224,103	30,290,251	3,738,596	12,470,019	261	111	(276,336,000)
2021 (2)	13,136,960	14,741,636	5,148,039	7,776,684	174	125	(143,805,000)
2020 (3)	8,902,241	9,245,659	3,968,880	8,535,236	135	126	(68,554,000)

(1)
For 2022, the PEO was our chief executive officer, Steven Paul, M.D., and the Non-PEO NEOs were Troy Ignelzi, Andrew Miller, Ph.D., Stephen Brannan, M.D. and Charmaine Lykins.
(2)
For 2021, the PEO was our chief executive officer, Steven Paul, M.D., and the Non-PEO NEOs were Troy Ignelzi, Andrew Miller, Ph.D., Stephen Brannan, M.D. and Charmaine Lykins. Ms. Lykins commenced employment with us in November 2021 and, accordingly, her base salary and non-equity incentive compensation amounts included in her SCT Total for 2021 were prorated to reflect her partial year of service.
(3)
For 2020, the PEO was our chief executive officer, Steven Paul, M.D., and the Non-PEO NEOs were Troy Ignelzi, Andrew Miller, Ph.D. and Stephen Brannan, M.D.
(4)
CAP reflects the total compensation reported in the SCT for the applicable year adjusted to include or exclude the amounts shown in the tables below for the NEOs. To calculate CAP, the following amounts were deducted from and added to SCT total compensation, computed in accordance with Item 402(v) of Regulation S-K:

PEO SCT Total to Compensation Actually Paid Reconciliation

Year	Summary Compensation Total for PEO ($)	Deduction of Equity Awards for PEO ($) (a)	Addition of Adjusted Equity Awards for PEO ($) (b)	Compensation Actually Paid to PEO ($)
2022	11,224,103	(9,905,953)	28,972,101	30,290,251
2021	13,136,960	(11,933,397)	13,538,073	14,741,636
2020	8,902,241	(8,031,191)	8,374,609	9,245,659

Average non-PEO NEOs SCT Total to Compensation Actually Paid Reconciliation

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Deduction of Equity Awards for Non-PEO NEOs ($) (a)	Average Addition of Adjusted Equity Awards for Non-PEO NEOs ($) (b)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	3,738,596	(2,967,908)	11,699,332	12,470,019
2021	5,148,039	(4,527,027)	7,155,672	7,776,684
2020	3,968,880	(3,346,330)	7,912,686	8,535,236

a.
Represents the grant date fair value of equity-based awards granted or modified each year and reported in the SCT for each year shown. See the footnotes to the SCT for further detail regarding the amounts in this column.
b.
Reflects the value of equity calculated in accordance with the SEC methodology for determining the compensation actually paid for each year shown.

The amounts in the Addition of Adjusted Equity Awards in the tables above are derived from the amounts set forth in the following table:

	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Total - Addition of Equity Values ($)
PEO
2022	19,591,025	6,920,911	2,460,165	28,972,101
2021	11,487,012	1,043,886	1,007,174	13,538,073
2020	7,929,950	305,251	139,408	8,374,609
Average of Non-PEO NEOs
2022	5,869,639	3,453,343	2,376,349	11,699,332
2021	4,442,817	1,453,889	1,258,966	7,155,672
2020	3,278,854	3,310,197	1,323,635	7,912,686

The above table omits columns relating to adjustments necessary for awards granted during the applicable year that vested during the same year, awards that were forfeited during the applicable year or any dividends paid during the applicable year, in each case, because no such adjustments were applicable.

For the equity values included in the above tables, the valuation assumptions used to calculate fair values of stock options were materially different from those disclosed at the time of the grant of the stock options. The assumptions used in determining fair value of the stock options that vested during 2022, 2021 and 2020, or that were outstanding as of December 31, 2022, 2021 or 2020, as applicable, are as follows:

	Options Vested During Year or Outstanding on December 31 of:
	2022	2021	2020
Expected Volatility	49.53% - 57.42%	53.41% - 59.43%	53.32% - 59.38%
Risk-Free Interest Rate	0.42% - 4.28%	0.29% - 1.46%	0.18% - 1.77%
Expected Dividend Yield	0%	0%	0%
Expected Term (in years)	2.71 - 6.13	3.13 - 6.91	3.24 - 6.12

(5)
The Company TSR and the Peer Group TSR reflected in these columns for each of the applicable fiscal years is calculated based on a fixed investment of $100 on the last trading day of 2019 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in “Compensation Discussion and Analysis” on page 32 of this proxy statement.

Description of Relationship Between NEO Compensation Actually Paid and Company Total Shareholder Return, or TSR

As demonstrated by the following graph, the amount of compensation actually paid to the PEO, Dr. Paul, and the average amount of compensation actually paid to the Company’s non-PEO NEOs as a group, is aligned with the Company’s cumulative TSR over the three years presented in the table. The alignment is due to the fact that a significant portion of the compensation actually paid to Dr. Paul and to the non-PEO NEOs is comprised of equity awards. As described in more detail in “Compensation Discussion and Analysis,” the Company generally structures a significant portion of target compensation granted to the NEOs to be comprised of equity awards, and until December 31, 2022, all such equity awards consisted solely of stock options.

Relationship Between NEO Compensation Actually Paid and Company TSR
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
Compensation Actually Paid
$300
$250
$200
$150
$100
$50
$0
Total Shareholder Return (TSR)
FY2020
FY2021
FY2023
CEO CAP
Non-CEO Average CAP
Value of $100 Investment

Description of Relationship Between NEO Compensation Actually Paid and Net Income/(Loss)

As demonstrated by the following graph, the amount of compensation actually paid to Dr. Paul and the average amount of compensation actually paid to the non-PEO NEOs as a group is not aligned with the Company’s net loss over the three years presented in the table. We are a clinical-stage company with no products approved for commercial sale and we have not generated any revenue from product sales to date. Further, we expect to continue to incur significant research and development costs, and other expenses related to our clinical development programs and ongoing operations. Consequently, we have not historically looked to net loss as a performance measure for our executive compensation program.

Relationship Between NEO Compensation Actually Paid and Net Income (Loss)
Compensation Actually Paid
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
Net Income (Loss)
$0
-$50,000,000
-$100,000,000
-$150,000,000
-$200,000,000
-$250,000,000
-$300,000,000
FY2020
FY2021
FY2023
CEO CAP
Non-CEO Average CAP
Net Income (Loss)

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the following graph, the Company’s cumulative TSR over the three-year period presented in the table was 161%, while the cumulative TSR of the peer group presented for this purpose, the Nasdaq Biotechnology Index, was 11% over the three years presented in the table. The Company’s cumulative TSR consistently outperformed the Nasdaq Biotechnology Index during the three years presented in the table. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Compensation Discussion and Analysis.”

Comparison of 3 Year Total Return
Among Karuna Therapeutics, Inc. and the Nasdaq Biotechnology Index
$275
$255
$235
$215
$195
$175
$155
$135
$115
$95
$75
Value of $100 Investment
12/2019
12/2020
12/2021
12/2022
Reported Year
Karuna TSR
Nasdaq Biotech Index TSR

Director Compensation in 2022

The following table sets forth the compensation we paid to our non-employee directors during the year ended December 31, 2022. Steven Paul, M.D., our chief executive officer during fiscal year 2022, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Paul as an employee during the year ended December 31, 2022 is presented in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)	Total ($)
Christopher J. Coughlin	89,042	284,104	(2)	—	373,145
James Healy, M.D., Ph.D.	52,000	284,104	(3)	—	336,104
Jeffrey Jonas, M.D.	42,500	284,104	(4)	—	326,604
Laurie Olson	61,000	284,104	(5)	—	345,104
Atul Pande, M.D.	60,500	284,104	(6)	—	344,604
Denice Torres	49,250	284,104	(7)	—	333,354
David Wheadon, M.D.	47,000	284,104	(8)	—	331,104

(1)
The amounts reported represent the aggregate grant date fair value of stock options granted during 2022 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 8 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 23, 2023 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our equity awards. Each director was awarded an annual award in the form of a stock option to purchase 5,000 shares of common stock, which had an estimated grant date fair value of $56.82 per share.
(2)
As of December 31, 2022, Mr. Coughlin held options to purchase an aggregate of 38,500 shares of our common stock.
(3)
As of December 31, 2022, Dr. Healy held options to purchase an aggregate of 26,000 shares of our common stock.
(4)
As of December 31, 2022, Dr. Jonas held options to purchase an aggregate of 103,572 shares of our common stock.
(5)
As of December 31, 2022, Ms. Olson held options to purchase an aggregate of 29,500 shares of our common stock.
(6)
As of December 31, 2022, Dr. Pande held options to purchase an aggregate of 26,000 shares of our common stock.
(7)
As of December 31, 2022, Ms. Torres held options to purchase an aggregate of 38,500 shares of our common stock.
(8)
As of December 31, 2022, Dr. Wheadon held options to purchase an aggregate of 38,500 shares of our common stock.

Our board of directors adopted an amended and restated non-employee director compensation policy in June 2022 that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. In December 2022, our board of directors further amended the policy in connection with Mr. Coughlin’s election as our chairman of the board to provide for an annual cash retainer for our chairman of the board. Under the policy as amended, all non-employee directors are paid cash compensation as set forth below:

Annual Retainer
Board of Directors:
All non-employee members	$45,000
Chairman	$35,500
Lead Independent Director	$25,000
Audit Committee:
Chairman	$20,000
Non-Chairman members	$10,000
Compensation Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Nominating and Corporate Governance Committee:
Chairman	$10,000
Non-Chairman members	$5,000

Under the policy, upon initial election or appointment to the board of directors, new non-employee directors receive a one-time stock option grant to purchase 10,000 shares of our common stock, which vests in equal monthly installments over three years. In each subsequent year of a non-employee director’s tenure, the director will receive an annual equity grant of options to purchase 5,000 shares of our common stock, which vests in full upon the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders. If either an initial equity award or an annual equity award is in the form of a nonqualified stock option, then the exercise price will equal the fair market value of our common stock, as measured by reference to market quotations on Nasdaq, as of the grant date. Vesting of any equity award will cease if a director resigns from our board of directors or otherwise ceases to serve as a director, unless the board of directors determines that circumstances warrant continuation of vesting.

As set forth in the table above, each non-employee director is paid an annual retainer of $45,000 for their services. Our chairman receives an additional annual retainer of $35,000 for his services. Non-employee directors serving on committees of our board of directors are entitled to an additional annual payment, as set forth in the table above. Such cash retainers are paid quarterly in arrears, and may be pro-rated based on the number of actual days served by the director during such calendar quarter. Each non-employee director may elect to receive all or a portion of her or his cash compensation in the form of an equity award of stock options to purchase common stock based on the Black-Scholes option-pricing model incorporating the 30 day average of the stock price through and including the date of grant and with a per share exercise price equal to the fair market value as of the date of grant. Any such election shall be made (i) for any continuing non-employee director, before the start of the calendar year with respect to any cash compensation for such calendar year and (ii) for any new non-employee director, within 30 days of her or his election to the board of directors. 25% of such stock option shall vest at the end of each three month period following the date of grant, and will be fully vested on the first anniversary of the date of grant.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Act, which added Section 14A to the Securities Exchange Act of 1934, as amended, or the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future advisory votes on the compensation paid to our named executive officers will be held every one, two or three years. As a result of the advisory vote at the Company's 2022 annual meeting of stockholders, the Company determined to hold future say-on-pay votes on an annual basis until the occurrence of the next advisory vote on the frequency of say-on-pay votes. The next advisory vote regarding the frequency of say-on-pay votes is required to occur no later than the Company’s 2028 annual meeting of stockholders.

The section of this proxy statement titled “Compensation Discussion and Analysis” describes in detail our executive compensation program and the decisions made by our board of directors and compensation committee. As we describe in greater detail in the “Compensation Discussion and Analysis” section, our compensation committee has designed our executive compensation program to motivate our executive officers to achieve our company’s goals by closely linking the value of the compensation they receive to our performance relative to these goals. At the same time, we believe our program does not encourage excessive risk-taking by management. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our named executive officers with a mix of short-term and long-term performance-based incentives to encourage consistently strong performance, and our board of directors believes that this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement under the caption “Compensation Discussion and Analysis,” is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the company or the board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or the board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or the board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and intend to consider carefully the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR”

the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers

(PROPOSAL 2 ON YOUR PROXY CARD)

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, has been selected by the audit committee as auditors for the Company for the fiscal year ending December 31, 2023. KPMG LLP has served as the independent registered public accounting firm for the Company since 2016. A representative of KPMG LLP is expected to virtually attend the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. The selection of KPMG LLP as our independent registered public accounting firm will be ratified if the votes cast FOR exceed the votes cast AGAINST the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter. Abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the audit committee will reconsider whether to retain KPMG LLP, but still may retain this firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by KPMG LLP for the fiscal years ended December 31, 2022, 2021 and 2020.

Fee Category	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2020
Audit Fees(1)	$1,029,076	$916,010	$836,907
Audit-Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees(2)	—	—	—
Total	$1,029,076	$916,010	$836,907

(1)
“Audit Fees” consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, the filing of our Form S-3 Registration Statement and the accompanying prospectus filed with the S-3 Registration Statement to provide for “at the market” offerings under the Registration Statement in July 2020, the filing of prospectus supplements in March 2021 and August 2022 in connection with follow-on public offerings under our S-3 Registration Statement, Section 404 attestation services, and other professional services provided in connection with regulatory filings.
(2)
“All other fees” consist of non-audit fees paid to KPMG LLP for access to its proprietary accounting disclosure checklist.

Pre-Approval Policies and Procedures

The Company’s audit committee has adopted procedures requiring the pre-approval of all non-audit services performed by the Company’s independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the audit committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

Voting Requirement to Approve Proposal

For Proposal 3, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR”

THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3 ON YOUR PROXY CARD)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the amount of common stock of the Company beneficially owned, directly or indirectly, as of March 31, 2023, by (i) each current director of the Company, (ii) each named executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of common stock of the Company, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount. All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted.

Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities. As of March 31, 2023, the Company had 37,398,019 shares of common stock outstanding. Shares of common stock subject to options that are currently exercisable or are exercisable within 60 days after March 31, 2023 are considered to be outstanding for purposes of computing the percentage ownership of the persons holding these options but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed below is c/o Karuna Therapeutics, Inc., 99 High Street, 26th Floor, Boston, Massachusetts 02110.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
FMR LLC and affiliates(1)	5,152,989	13.8%
The Vanguard Group(2)	2,753,543	7.4%
Blackrock, Inc. and subsidiaries (3)	2,403,413	6.4%
T. Rowe Price Associates, Inc.(4)	2,363,304	6.3%
Directors and Named Executive Officers
Steven Paul, M.D.(5)	2,520,182	6.3%
Troy Ignelzi(6)	223,647	*
Andrew Miller, Ph.D.(7)	465,635	1.2%
Stephen Brannan, M.D.(8)	137,518	*
Charmaine Lykins	6	*
Christopher J. Coughlin(9)	33,742	*
James Healy, M.D., Ph.D.(10)	1,826,624	4.9%
Jeffrey Jonas, M.D.(11)	98,572	*
Laurie Olson(12)	21,417	*
Atul Pande, M.D.(13)	21,000	*
Denice Torres(14)	28,639	*
David Wheadon, M.D.(15)	28,639	*
All executive officers and directors as a group (13 persons)(16)	5,405,615	13.2%

* Represents holdings of less than 1%.

(1)
This information is based on disclosure contained in a Schedule 13G/A jointly filed with the Securities and Exchange Commission by FMR LLC and Abigail P. Johnson on February 9, 2023, reporting beneficial ownership as of December 30, 2022. FMR LLC has sole voting power with respect to 5,152,163 shares of our common stock and sole dispositive power with respect to 5,152,989 shares of our common stock. Ms. Johnson is a director, the chair and the chief executive officer of FMR LLC and may be deemed to beneficially own the shares beneficially owned by FMR LLC. The address of FMR LLC and Ms. Johnson is 245 Summer Street, Boston, MA 02210.
(2)
This information is based on disclosure contained in Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, on February 9, 2023, reporting ownership as of December 30, 2022. The Vanguard Group has shared voting power with respect to 51,462 shares of our common stock, sole dispositive power with respect to 2,674,453 shares of our common stock and shared dispositive power with respect to 79,090 shares of our common stock. The address of the Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(3)
This information is based on disclosure contained in Schedule 13G/A filed with the Securities and Exchange Commission by Blackrock, Inc. on January 31, 2023, reporting beneficial ownership as of December 31, 2022 for Blackrock, Inc. and its subsidiaries. Blackrock, Inc. has sole voting power with respect to 2,359,305 shares of our common stock, and sole dispositive power with respect to 2,403,413 shares of our common stock. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
This information is based on disclosure contained in Schedule 13G/A filed with the Securities and Exchange Commission by T. Row Price Associates, Inc. on February 14, 2023, reporting ownership as of December 31, 2022. T. Rowe has sole voting power with respect to 372,601 shares of our common stock and sole dispositive power with respect to 2,363,304 shares of our common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(5)
Consists of (a) 2,364 shares of common stock held by the Steven Paul Revocable Trust, a family trust of which Dr. Paul is a trustee, (b) 106,485 shares of common stock held by the Jann E. Paul GRAT III, a grantor retained annuity trust in the name of Dr. Paul's spouse, and (c) 2,411,333 shares of common stock issuable upon the exercise of options held by Dr. Paul exercisable within 60 days after March 31, 2023.
(6)
Consists of (a) 21,837 shares of common stock held by Mr. Ignelzi, and (b) 201,810 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(7)
Consists of (a) 18,350 shares of common stock held by Dr. Miller, and (b) 447,285 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(8)
Consists of (a) 15,000 shares of common stock held by Dr. Brannan, and (b) 122,518 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(9)
Consists of 33,742 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(10)
Consists of (a) 32,500 shares of common stock held by Dr. Healy, (b) 21,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023, (c) 1,772,441 shares of our common stock held by Sofinnova Venture Partners X, L.P., or SVP X, and (d) 683 shares of our common stock held by Sofinnova Synergy Master Fund, L.P., or the Fund. Dr. Healy is a managing member of Sofinnova Management X-A, L.L.C., or SM X LLC, the general partner of Sofinnova Management X, L.P., or SM X LP, which is the general partner of SVP X. Each of SM X LLC and SM X LP may be deemed to have sole voting and dispositive power over the shares held by SVP X, and, together with the other managing member of SM X LLC, Dr. Healy may be deemed to have shared power to vote and dispose of the shares held by SVP X. Dr. Healy is a managing member of Sofinnova Synergy Fund GP, LLC, or the GP, the general partner of the Fund. The GP may be deemed to have sole voting and dispositive power over the shares held by the Fund, and, together with the other managing member of the GP, Dr. Healy may be deemed to have shared power to vote and dispose of the shares held by the Fund. Dr. Healy disclaims beneficial ownership of the shares held by SVP X and the Fund except to the extent of his pecuniary interest therein.
(11)
Consists of 98,572 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(12)
Consists of 21,417 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(13)
Consists of 21,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(14)
Consists of 28,639 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(15)
Consists of 28,639 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2023.
(16)
Consists of (a) 1,969,660 shares of common stock and (b) options to purchase 3,435,955 shares of common stock that are exercisable within 60 days of March 31, 2023, in each case held by all of our current executive officers and directors serving as of March 31, 2023 as a group. The beneficial ownership of Ms. Lykins was not included in this calculation as she was not an executive officer as of March 31, 2023.

Equity Compensation Plan Information

The following table presents aggregate summary information as of December 31, 2022, regarding the common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans:

	Column (A)	Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	5,570,355	$63.82	2,762,351 (2)
Equity Compensation Plans Not Approved by Stockholders	—	$—	—
Total	5,570,355	$63.82	2,762,351 (3)

(1)
These plans consist of our 2009 Stock Incentive Plan, or 2009 Plan, 2019 Stock Option and Incentive Plan, or 2019 Plan, and 2019 Employee Stock Purchase Plan, or ESPP.
(2)
As of December 31, 2022, (i) 1,720,906 shares remained available for future issuance under our 2019 Plan and (ii) 1,041,445 shares remained available for future issuance under our ESPP. No shares remained available for future issuance under the 2009 Plan as of December 31, 2022. Our 2019 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2019 Plan to be added on the first day of each fiscal year, starting with fiscal year 2020, in an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors. Our ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the ESPP to be added on the first day of each fiscal year, starting in fiscal year 2020, in an amount equal to 1% of the total number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors.
(3)
This amount excludes 1,378,956 shares of common stock that became issuable under the 2019 Plan on January 1, 2023 and 344,739 shares of common stock that became issuable under the ESPP on January 1, 2023, in each case pursuant to the evergreen provisions of the 2019 Plan and ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Other than the compensation agreements and other arrangements described in “Executive Compensation” and elsewhere in this Proxy Statement and the relationships and transactions described below, since January 1, 2022, there was no transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of our capital stock or any member of their immediate families had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are a party to an amended and restated investors’ rights agreement, dated as of March 15, 2019, with holders of our preferred stock, including some of our former 5% stockholders and entities affiliated with our directors. Such holders consisted of entities affiliated with PureTech Health, ARCH Ventures, Wellcome Trust and Sofinnova Investments, each a former 5% stockholder. Sofinnova Investments has a representative on our board of directors. The representatives designated by PureTech Health each resigned from the board in 2019, and the representative designated by ARCH Ventures did not stand for reelection to the Board when his term expired at the 2021 Annual Meeting. The investor rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. See “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

Executive Officer and Director Compensation

See the section entitled “Executive Compensation” for information regarding compensation of our executive officers and directors.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our Company or that person’s status as a member of our board of directors, to the maximum extent allowed under Delaware law.

Policies and Procedures for Related Person Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, each a related party. We have a written related party transactions policy that such transactions must be approved by our audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

AUDIT COMMITTEE REPORT

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the board of directors, or the Board, of Karuna Therapeutics, Inc., or the Company. The Audit Committee currently consists of the three directors whose names appear below. None of the members of the Audit Committee is an officer or employee of the Company, and the Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the Nasdaq Stock Market LLC, or Nasdaq. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated each of Dr. Healy and Mr. Coughlin as “audit committee financial experts,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

Company management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee has reviewed the Company’s financial statements for the fiscal year ended December 31, 2022 and met with management, as well as with representatives of KPMG LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of KPMG LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, or PCAOB.

In addition, KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Based on its discussions with management and our independent registered public accounting firm, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022 be included in its Annual Report on Form 10-K for the year ended 2022.

The information contained in this Audit Committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Respectfully submitted by the
Audit Committee,

Christopher Coughlin James Healy, M.D., Ph.D. Laurie Olson

STOCKHOLDER PROPOSALS

Stockholder Recommendations for Director Nominations

Our amended and restated bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of our stockholders, a stockholder must give written notice to our corporate secretary at Karuna Therapeutics, Inc., 99 High Street, 26th Floor, Boston, Massachusetts 02110, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. Additionally, any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 21, 2024.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2024 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 28, 2023. Such proposals must be delivered to our corporate secretary at Karuna Therapeutics, Inc., 99 High Street, 26th Floor, Boston, Massachusetts 02110.

OTHER MATTERS

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings, including its Annual Report on Form 10-K, are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document the Company files with the SEC on our website at www.karunatx.com under the “Investors & Media” menu.

You should rely on the information contained in this document to vote your shares at the Annual Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 27, 2023. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC. Requests for such copies should be addressed to:

Karuna Therapeutics, Inc. 99 High Street, 26th Floor
Boston, Massachusetts 02110
(857) 449-2244
Attention: Mia Kelley, Secretary

Important Notice Regarding Delivery of Stockholder Documents

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice of Internet Availability and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. This request may be submitted by contacting Karuna Therapeutics, Inc., 99 High Street, 26th Floor, Boston, Massachusetts 02110, (857) 449-2244, Attention: Mia Kelley, Secretary. The Company will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact our Secretary using the above contact information if he or she would like to receive separate proxy statements, Notice of Internet Availability and annual reports in the future. If you are receiving multiple copies of our annual reports, Notice of Internet Availability and proxy statements, you may request householding in the future by contacting our Secretary.

Other Business

The board of directors knows of no business to be brought before the 2023 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2023 Annual Meeting unless they receive instructions from you with respect to such matter.

KARUNA THERAPEUTICS, INC.
99 HIGH STREET, FLOOR 26
BOSTON, MA 02110

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KRTX2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10552-P87425

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KARUNA THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

1. To elect each of the three director nominees set forth below.

Nominees:	**For**	**Withhold**
1a. Bill Meury	☐	☐
1b. Laurie Olson	☐	☐
1c. David Wheadon, M.D.	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2 and 3.** If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V10553-P87425

KARUNA THERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
June 20, 2023 at 9:00 am Eastern Time

The stockholder(s) hereby appoint(s) Bill Meury, Andrew Miller, Ph.D., and Troy Ignelzi, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Karuna Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held online at 9:00 am, Eastern Time on June 20, 2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE